Exhibit 10.35

Execution Copy

ASSET PURCHASE AGREEMENT

between

BRISTOL-MYERS SQUIBB COMPANY

as Seller

and

WARNER CHILCOTT COMPANY, INC.

as Purchaser

Dated as of September 30, 2005

i

Exhibit A	—	Form of Assumption Agreement

Exhibit B	—	Form of General Assignment and Bill of Sale

Exhibit C	—	Form of Assignment of Internet Names

Exhibit D	—	Form of Assignment of Trademarks

Exhibit E	—	Form of Guarantee

Schedule 1.01(a)	—	Up-Front Cash Purchase Price

Schedule 1.04(c)	—	Account of Seller

Schedule 2.03(a)	—	Violations

Schedule 2.03(b)	—	Consents and Approvals

Schedule 2.07(a)	—	Intellectual Property

Schedule 2.07(b)	—	Exceptions to Intellectual Property

Schedule 2.08	—	Contracts with Respect to the Business

Schedule 2.09(a)	—	Exceptions to Compliance with Law

Schedule 2.09(b)(i)	—	Exceptions to FDA Compliance

Schedule 2.09(b)(ii)	—	FDA Notice Since January 1, 2000

Schedule 2.10	—	Litigation

Schedule 2.12	—	Registrations

Schedule 2.14	—	Websites and Domain Names

Schedule 4.01	—	Exceptions to Conduct of Business in the Ordinary Course

Schedule 7.02(b)	—	Limitations on Seller’s Indemnification Obligations

Schedule 8.02(a)	—	Representatives

v

ASSET PURCHASE AGREEMENT dated as of September 30, 2005 (the “Agreement Date”) between Bristol-Myers Squibb Company, a Delaware corporation (“Seller”), and Warner Chilcott Company, Inc., a Puerto Rican corporation (“Purchaser”).

Galen (Chemicals) Limited (“Galen”) has assigned all of its rights and obligations under the Option Agreement to Purchaser.

Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Acquired Assets (Section 8.02(b) identifies the sections of this Agreement in which this term and other capitalized terms used herein and not defined in Section 8.02(a) are defined). In addition, Purchaser has agreed to assume from Seller the Assumed Liabilities.

Accordingly, the Parties hereby agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

SECTION 1.01. Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller and its Affiliates, all the right, title and interest of Seller and such Affiliates in, to and under the Acquired Assets, for (a) the amount set forth on Schedule 1.01(a), payable in immediately available funds at Closing as set forth in Section 1.04, minus the Up-Front Cash Purchase Price adjustment, if any, determined in accordance with Section 1.06(a), as further adjusted pursuant to Section 1.07 (the “Up-Front Cash Purchase Price”), (b) the royalties payable by Purchaser to Seller following the Closing under Article 3 of the Option Agreement (the “Royalties”) (the Up-Front Purchase Price and the Royalties referred to herein as the “Purchase Price”), (c) the payments in respect of Inventory required by Section 1.08, and (d) the assumption by Purchaser of the Assumed Liabilities. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.

SECTION 1.02. Transfer of Assets. (a) The term “Acquired Assets” means all Seller’s and its Affiliates’ rights, title and interest in, to and under those certain assets set forth below:

(i)	the Intellectual Property;

(ii)	the Inventory;

(iii)	Seller’s right, title and interest in and to any and all regulatory files (including correspondence with regulatory authorities), registrations (including any IND and NDA for the Product), applications, approvals, licenses and permits exclusively relating to the Business or the Acquired Assets (including the Products) as of the Closing Date from any applicable regulatory authority in the Territory, in each case to the extent transferable in light of legal, contractual, and regulatory considerations;

(iv)	Seller’s rights and interests in and to the LEO License Agreement and LEO Supply Agreement, where and to the extent arising from and after the Closing;

(v)	all marketing materials, research data, customer and sales information, product literature, promotional materials and data, advertising and display materials and all training materials in whatever medium (e.g., audio, visual or print) exclusively related to the Business or to the Acquired Assets (including the Products), in each case to the extent transferable in light of legal, contractual and practical considerations;

(vi)	all records, customer contracts, and recorded information, including customer and supplier lists, that are exclusively related to the Business or the Acquired Assets, in each case to the extent transferable in light of legal, contractual and practical considerations, other than records and recorded information relating to the LEO Patents and LEO Technical Information; and

(vii)	all the rights relating to the Acquired Assets set forth in clauses (i) and (iii) above, including all claims, counterclaims, credits, causes of action, choses in action, rights of recovery and rights of setoff and Third Party warranties, guaranties and similar contractual rights as to Third Parties held by or in favor of Seller or any of its Affiliates.

(b) [Intentionally omitted]

(c) Purchaser acknowledges and agrees that it is not acquiring from Seller or its Affiliates any rights, title or interest in, to and under any of the following assets (the “Excluded Assets”):

(i)	any real estate owned or leased by Seller or any of its Affiliates;

(ii)	all cash and cash equivalents of Seller or any of its Affiliates;

(iii)	any patent rights, including without limitation the LEO Patents;

(iv)	any technical information or know-how relating to the manufacture of the Compound or Product, including without limitation the LEO Technical Information;

(v)	the Names;

(vi)	all Accounts Receivable;

(vii)	any assets, properties or rights of Seller or any of its Affiliates other than the Acquired Assets;

(viii)	except as conveyed pursuant to Section 1.08, any inventories of the Business, including raw materials, goods in process, finished goods, packaging supplies and labels;

(ix)	any manufacturing equipment and packaging assets used in the manufacture of the Products, and any warranty rights applicable to such manufacturing equipment;

(x)	any refund or credit of Taxes attributable to any Excluded Tax Liability;

(xi)	all rights, claims and credits of Seller or any of its Affiliates, relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates relating to any Excluded Asset or any Excluded Liability;

(xii)	all rights of Seller or any of its Affiliates under this Agreement and the Ancillary Agreements and Related Instruments; and

(xiii)	all Retained Information, except as set forth in Section 4.02(b).

(d) Purchaser shall acquire the Acquired Assets free and clear of all liabilities, obligations and commitments of Seller or any of its Affiliates, other than the Assumed Liabilities, and free and clear of all Liens, other than Permitted Liens.

SECTION 1.03. Assumed Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, only the following liabilities, obligations and commitments of Seller and its Affiliates (the “Assumed Liabilities”).

(i)	except to the extent set forth in Section 1.03(c)(ii), all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, regardless of when asserted, which resulted from the use or misuse of the Products or otherwise related to the Products (including all Proceedings relating to any such liabilities);

(ii)	except to the extent set forth in Section 1.03(c)(iii), all liabilities arising out of or relating to the return of any Product on or after the Closing Date, whether or not sold by Seller or its Affiliates prior to, on or after the Closing Date;

(iii)	except to the extent set forth in Section 1.03(c)(iii), all liabilities arising out of or relating to any Rebate Program related to any Product;

(iv)	all liabilities for Taxes arising out of or relating to, directly or indirectly, the Business or the Acquired Assets (including the Products) or the ownership, sale or lease of any of the Acquired Assets, other than the Excluded Tax Liabilities, in addition to those attributed to Purchaser pursuant to Section 4.06;

(v)	except as set forth in Section 1.03(c), Seller’s obligations under the LEO License Agreement and LEO Supply Agreement, in each case to the extent transferable in light of legal, contractual, and regulatory considerations; and

(vi)	all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Business or the Acquired Assets (including the Products) or the ownership, sale or lease of any of the Acquired Assets but in each case only to the extent related to the conduct of the Business or the use of the Acquired Assets for any period on or after the Closing Date.

(b) Purchaser and Seller hereby agree to reimburse one another, U.S. dollar for dollar, in the event that (i) any of their or their respective Affiliate’s customers offset, against accounts payable by such customer to Seller or Purchaser or their respective Affiliates, the cost of any Product returned by such customer, or (ii) they or any of their respective Affiliates are required to issue a credit for the account of any customer for returns, in each case which are the responsibility of the other Party hereto pursuant to this Section 1.03. Seller and Purchaser agree to, and to cause their respective Affiliates to, provide notice to one another of any such offset or issuance of credit for which such Party or its Affiliate is entitled to be reimbursed pursuant to this Section 1.03(b). Payment shall be made promptly following receipt of notice of any such offset by or issuance of a credit to a customer (together with supporting documentation). Seller and Purchaser shall, and Seller shall cause its Affiliates to, cooperate to ensure that a customer does not offset returns of any Product against both Seller (or any of its Affiliates) and Purchaser.

(c) Notwithstanding any other provision of this Agreement or any Related Instrument, Purchaser shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Seller and its Affiliates. The term “Excluded Liability” shall mean:

(i)	accounts payable and liabilities, obligations and commitments of Seller or any of its Affiliates for materials and services with respect to the manufacture of any Product (it being understood that these obligations are ones that are not covered by Sections 1.03(a)(i), (ii) or (iii));

(ii)	all liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property, regardless of when asserted, which resulted from the use or misuse of Products manufactured by or on behalf of Seller and shipped to a Third Party prior to the Closing (the “Shipped Products”) or otherwise related to the Shipped Products (including all Proceedings relating to any such liabilities) (it being understood that these obligations are ones that are not covered by Sections 1.03(c)(i) or (c)(iii));

(iii)	all liabilities arising out of or relating to any Rebate Programs related to any Shipped Product;

(iv)	any Tax payable with respect to any business, asset, property or operation of Seller or any member of any affiliated group of which Seller is a member (including any Taxes relating to or arising out of the operation of the Business) for any Pre-Closing Tax Period, including any Tax for which Seller is responsible pursuant to Section 4.06 (“Excluded Tax Liability”);

(v)	any liability, obligation or commitment of Seller or any of its Affiliates arising out of or relating to any Excluded Asset;

(vi)	any liability, obligation or commitment of any kind arising out of or relating to employment, compensation or benefits (including severance) for the present or future employees of Seller or any of its Affiliates;

(vii)	all liabilities arising out of or relating to (A) any investigation by any Governmental Entity relating to Shipped Products (a “Government Investigation”) or (B) any private litigation to the extent that such litigation relates to a Government Investigation;

(viii)	Seller’s obligations and liabilities under the LEO License Agreement and LEO Supply Agreement, to the extent related to the period prior to the Closing; and

(ix)	except to the extent specifically provided in Section 1.03(a) (i), (ii), (iii) and (iv), all other liabilities, obligations and commitments of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to, directly or indirectly, the Business or the Acquired Assets (including the Products) but only to the extent related to any period prior to the Closing Date.

(d) Each of Purchaser’s and Seller’s obligations under this Section 1.03 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty or covenant contained in this Agreement or any Related Instrument or any right or alleged right to indemnification hereunder.

SECTION 1.04. Closing.

(a) The consummation of the transactions contemplated by this Agreement (“Closing”) will, subject to the satisfaction or waiver of the conditions set forth in Article V hereof, take place at 9:00 a.m. on January 4, 2006 or at such other time as shall be mutually agreed upon by the Parties at the offices of Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10145. The date on which Closing occurs is referred to herein as the “Closing Date.”

(b) At Closing, Seller shall deliver or cause to be delivered to Purchaser, the following: (i) a duly executed Bill of Sale for the Acquired Assets; (ii) the Seller’s Officer’s Certificate; (iii) a duly executed Assignment of Trademarks; and (iv) a duly executed Assignment of Internet Names.

(c) At Closing, Purchaser shall deliver to Seller, the following: (i) cash in the aggregate amount set forth in Schedule 1.01(a) by electronic funds transfer of immediately available United States Dollars in the amounts and to the accounts of such entities as are designated by Seller on Schedule 1.04(c) (with such entities to designate to Purchaser in writing not less than two (2) business days prior to Closing the relevant account numbers of the accounts to which such transfers should be made); (ii) a duly executed Assignment of Trademarks; (iii) a duly executed Assignment of Internet Names; (iv) a duly executed instrument of assumption of the Assumed Liabilities substantially in the form of Exhibit A (the “Assumption Agreement”); and (v) the Purchaser’s Officer’s Certificate.

SECTION 1.05. Risk of Loss.

Until Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or its Affiliates, as applicable. At Closing, title to the Acquired Assets shall be transferred to Purchaser and Purchaser shall thereafter bear all risk of loss associated with the Acquired Assets and be solely responsible for procuring adequate insurance to protect the Acquired Assets against any such loss.

SECTION 1.06. Up-Front Cash Purchase Price Adjustment.

(a) The Up-Front Cash Purchase Price shall be adjusted by an amount (the “Pipeline Adjustment”) equal to the difference between (i) Seller’s total dollar volume sales of the Product for the twelve months ended on the Closing Date and (ii) Seller’s calculation of the total dollar volume sales of the Product for the same twelve-month period as determined in the same manner as in the Copromotion Agreement for purposes of calculating Purchaser’s Performance Compensation thereunder.

(b) Within sixty (60) days after the Closing Date, Seller shall send to Purchaser a written calculation of the Pipeline Adjustment. Seller shall give Purchaser access to all books and records and personnel of Seller reasonably necessary to verify such calculation. Within ninety (90) days of Seller sending such calculation to Purchaser, Purchaser may object in writing to the calculation. If Purchaser fails to object within such ninety-day period, the Pipeline Adjustment shall become final and binding. If Purchaser objects within such ninety-day period, the Parties shall use reasonable efforts to agree upon the calculation within thirty (30) days of Purchaser sending its objections to Seller. If the Parties agree within such period, the Pipeline Adjustment as so agreed shall become final and binding. If the Parties are unable to agree within such period, the Parties shall submit the disagreement to arbitration. Such arbitration shall be final and binding upon the Parties. Such arbitration shall be held in New York, New York, or such other location as Seller and Purchaser may mutually agree. There shall be one (1) arbitrator, who shall be suitably experienced in matters relating to valuations within the pharmaceutical industry and who, unless Seller and Purchaser can agree on the selection of the arbitrator within sixty (60) days after receipt of Purchaser’s written objection shall be selected by the Rules of the American Arbitration Association; provided that such arbitrator must be an individual who (i) is not a current employee or director of, or consultant to, either of the Parties or of an entity which currently has a commercial alliance or consulting relationship with either of the Parties, (ii) has disclosed any previous affiliation with one of the Parties of the type described in clause (i), and (iii) is mutually acceptable to the Parties. The arbitrator will render a written decision within one (1) month after the date that the arbitrator is appointed. The decision of the arbitrator will be final and binding on the Parties. Each Party to the arbitration shall bear its own expenses of such arbitration and shall evenly share the costs and fees of the arbitrator.

(c) Seller shall pay to Purchaser an amount equal to the Pipeline Adjustment in immediately available funds within three (3) business days of its final determination.

(d) Notwithstanding anything to the contrary set forth in this Agreement, except as provided in Section 1.07 of this Agreement, the foregoing shall be Purchaser’s sole and exclusive remedy with respect to Seller’s (and its Affiliates’) sales practices related to incentives or other inducements to purchase the Product offered, or volume of the Product sold, to Seller’s (or such Affiliates’) customers, in each case, prior to the Closing Date. Purchaser shall not be entitled to recovery under Article VII for any Losses arising from any breaches of representations and warranties or breaches of covenants in this Agreement or in any Related Instrument relating to such sales practices or volume of sales, except to the extent arising out of a Third Party Claim.

SECTION 1.07. Unanticipated Discounting Purchase Price Adjustment.

(a) In determining the Up-Front Cash Purchase Price, Seller and Purchaser have assumed that Incentive Discounts (as defined in Section 1.07(b)) in the aggregate for all presentations of the Product for any given full calendar quarter from and after the Effective Date (as defined in the Option Agreement) but prior to the Closing Date will not exceed in the aggregate fifteen percent (15%) or more of all Gross Sales of the Product for such calendar quarter (“Unanticipated Discounting”) (it being understood that Seller has sole and absolute discretion to establish pricing for the Product and its discounting, which discounting may or may not exceed 15%). However, if Unanticipated Discounting shall have occurred during any given full calendar quarter, from and after the Effective Date (as defined in the Option Agreement) but prior to the Closing Date, then the Up-Front Cash Purchase Price shall be reduced according to the following formula:

D = A ÷ 85 ÷ B x C

A =	the Up-Front Cash Purchase Price;

B =	the number of calendar quarters between the Effective Date (as defined in the Option Agreement) and the Closing Date;

C =	the number of calendar quarters during which Unanticipated Discounting occurred between the Effective Date (as defined in the Option Agreement) and the Closing Date; and

D =	the amount of the applicable reduction to the Up-Front Cash Purchase Price.

(b) For purposes of this Section 1.07, “Incentive Discounts” shall mean all sales allowances, including trade, quantity and cash discounts and any other rebates, chargeback rebates, fees, reimbursements or similar payments granted or given to wholesalers or other distributors (including retailers), buying groups, health care insurance carriers or other institutions, and any payment in respect of sales to any governmental authority in respect of any Federal or state Medicaid, Medicare or similar program, all as determined in accordance with generally accepted accounting principles on a basis consistent with Seller’s audited financial statements, but excluding such discounts, credits, or rebates that relate to matters such as product returns, rejected or damaged goods, billing errors, and the like.

SECTION 1.08. Inventory.

On the Closing Date, Seller shall, and shall cause its Affiliates to, sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase, acquire, pay for and accept from Seller, free and clear of all Liens, all right, title and interest of Seller and its Affiliates in, to and under any Product inventory then held by Seller and its Affiliates or that has been firm ordered by Seller and its Affiliates from LEO (the “Inventory”). The purchase price for the Inventory shall be the price and other amounts, including royalties, paid or payable to LEO by Seller under the LEO Supply Agreement and LEO License Agreement and shall be paid by Purchaser to Seller within thirty (30) days after the Closing by wire transfer of immediately available funds to the accounts specified on Schedule 1.04(c). On the Closing Date and for a reasonable time thereafter, Seller and its Affiliates will make the Inventory available for pick-up by Purchaser. Seller shall bear the risk of loss to the Inventory until the Inventory has been delivered to Purchaser; thereafter Purchaser shall bear the risk of loss to the Inventory. Seller shall provide to Purchaser upon delivery of the Inventory, the certificate of analysis that Seller received from LEO for each batch of Products comprising the Inventory.

SECTION 1.09. Rebates; Chargebacks; Returns Handling.

Subject to Section 1.09(h), the Parties will administer and pay all rebates, chargebacks and other similar programs as follows:

(a) Sales of Product Under Seller’s NDC Code. Subject to Section 1.09(e), from and after the Closing, Purchaser will process and be responsible for the administration and payment of all Prime Vendor and federal, state and local managed care and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Product (collectively, “Rebate Programs”), in each case, related to Product sold under Seller’s NDC code, regardless of whether such Product was sold by Seller, Purchaser or any of their respective Affiliates; provided, however, that Seller will pay to Purchaser (by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Purchaser):

(i)	within sixty (60) days of the Closing Date an amount equal to: (1) the product of: (A) a number equal to (i) the amount of rebates and chargebacks paid by Seller related to the Product pursuant to federal, state and local governmental Rebate Programs (including, without limitation, Medicaid rebates, but excluding Medicare and any Prime Vendor rebates or chargebacks), during the preceding twelve month period divided by (ii) gross sales for the same preceding period, multiplied by (B) Seller’s gross sales of the Product for the six (6) months preceding the Closing, less (2) any rebates and chargebacks paid by Seller after the Closing relating to Products pursuant to federal, state and local governmental Rebate Programs (including, without limitation, Medicaid rebates, but excluding Medicare and any Prime Vendor rebates or chargebacks); and

(ii)	within sixty (60) days of the Closing Date an amount equal to: (1) the product of (A) a number equal to (i) the amount of rebates and chargebacks paid by Seller related to the Product to Prime Vendors with respect to sales to governmental and non-governmental Third Parties during the preceding twelve month period divided by (ii) gross sales for the same preceding period, multiplied by (B) Seller’s gross sales of the Product for the forty-five (45) day period preceding the Closing, less (2) any rebates and chargebacks paid by Seller after the Closing relating to the Products to Prime Vendors with respect to sales to governmental and non-governmental Third Parties.

Seller shall be responsible for all obligations relating to any Other Rebate Programs (as defined below) until the end of the first full calendar quarter after Closing and thereafter Purchaser shall be responsible for such obligations; provided that notwithstanding anything in the foregoing to the contrary, Seller shall remain responsible for all Shipped Products and Purchaser shall remain responsible for all Products other than Shipped Products. “Other Rebate Program” shall mean any Rebate Program related to the Product other than the Rebate Programs covered in clauses (i) and (ii) above or in Section 1.09(f).

(b) Sales of Product Under an NDC Code Other Than Seller’s. Purchaser will process and be responsible for the administration and payment of all federal, state and local managed care and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Product, in each case, related to Product that is sold by Purchaser in the Territory which bears an NDC Code other than Seller’s NDC Code.

(c) Product Returns. Purchaser shall be solely responsible for processing and handling all returns following the Closing. Purchaser will be responsible for the credit liability associated with all returns of Product sold on or after the Closing Date in the Territory, and Seller will be responsible for the credit liability for all returns of Product sold before the Closing Date. Notwithstanding the foregoing, in the event Seller delivers Product to Purchaser from lots that include Product that was sold by Seller prior to the Closing Date (each referred to herein as a “Partial Lot”), Purchaser and Seller will each be responsible for one half of the credit liability associated with returns of Product included in such Partial Lot (regardless of who sold such Product). The issuance and determination of all credits and payments for any returns for which Seller may have a credit liability hereunder (including with respect to Partial Lots) shall be made in accordance with Seller’s returns policy applicable to the majority of Seller’s non-oncology products, as provided in writing to Purchaser. Each party will destroy Product returned to it in accordance with applicable Laws regardless of whether or not it had the responsibility for the returned Product pursuant to this paragraph (c). A Party may invoice the other Party for the actual expenses incurred as a result of destroying Product for which the other Party is responsible including without limitation, fees paid to Third Parties for receiving and processing such returned Product in accordance with applicable Laws; provided, that if Purchaser requests Seller to ship returned Product to Purchaser, Seller will do so at Purchaser’s expense. Such other Party will pay such invoice within thirty (30) days of the date of invoice. Neither Party will issue a credit to a Third Party attributable to returns for which the other Party is responsible. The Parties shall reconcile and true up their accounting under this provision at the end of each calendar quarter after the Closing until both Parties agree that such need no longer exists. Notwithstanding the foregoing, Purchaser shall have no responsibility for, and Seller shall be solely responsible for the cost of, misshipped Products by Seller that are returned by the customer for non-compliance with the terms of the customer’s orders (such as non-compliance with respect to quantity, delivery, date, pricing error, or delivery location). Each Party shall have the right during normal business hours and on reasonable notice, to review the other Party’s books and records and consult with the other Party’s responsible employees in respect of performance of this Section 1.09(c).

(d) Medicaid Processing. Purchaser will be responsible for supplying the United States government with mandated pricing information related to Product sold under Seller’s NDC code for purposes of calculating Medicaid rebate per unit for the Product. This responsibility will begin in the quarter of Closing. The Parties agree that Seller will provide to Purchaser transaction level data related to sales made by Seller under Seller’s NDC code in the quarter of Closing in order for Purchaser to submit applicable pricing.

(e) FSS and PHS Processing. The Parties will notify all necessary Third Parties, including the VA National Acquisition Center, as promptly as possible after the Closing (but in no event later than five business days post-Closing), that the Product should be added to Purchaser’s Federal Supply Schedule (FSS) and that Purchaser will assume responsibility for all reporting and other obligations relating to FSS submissions, PHS submissions, and chargeback processing. Until such time as Seller receives written notification from applicable government entities acknowledging the effective date of such assumption and that Seller is no longer obligated to make FSS submissions and process FSS chargebacks, Seller will continue to make FSS submissions and process FSS chargebacks and Purchaser will provide Seller with prompt written notice of (i) changes in its FSS prices, (ii) price changes to those Tracking Customer(s) existing as of the Closing Date (which, as of August 31, 2005, are all hospitals) for the Product, and (iii) price reductions to any commercial customer to a level below the FSS prices in effect at that time. These price notifications will be made to the Seller within three (3) business days after they take effect.

(f) Medicare. In the event that rebates are required to be paid after the Closing with respect to Medicare based on Products sold prior to Closing, Purchaser will process and pay such claims and rebates and Seller will reimburse Purchaser for all amounts paid relating to Shipped Product

(g) Retroactive Impact. In the event that any pricing changes made by Purchaser after the Closing have the effect of increasing any rebate, chargeback or similar liability or payment obligation owed by Seller to any Third Party in the absence of what such liability obligation would have been in the absence of such pricing change, Purchaser shall reimburse Seller for such increase in liability or payment obligation incurred by Seller.

(h) Materially Unfair Outcome. Notwithstanding anything to the contrary in the foregoing provisions of this Section 1.09 and subject to Sections 1.03(a)(iii) and 1.03(c)(iii), the Parties acknowledge and agree that nothing in this Section 1.09 is intended to make money or lose money for either Party in respect of the matters covered in this Section 1.09, and if either Party believes that the above provisions have resulted in a materially unfair outcome to such Party, the Parties will meet and confer in good faith to address the perceived inequity.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser on the date hereof as follows:

SECTION 2.01. Organization.

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and its Affiliates has all requisite corporate power and authority to own, lease and operate the Acquired Assets and to carry on the Business as they are presently conducted.

SECTION 2.02. Authority; Execution and Delivery; Enforceability.

Seller has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and each of Seller and its Affiliates has the requisite corporate power and authority to execute and deliver each Related Instrument to which it is a party and to perform all of its obligations thereunder. The execution and delivery of this Agreement and the Related Instruments and the performance by Seller and its Affiliates of their respective obligations hereunder and thereunder have been authorized by all requisite corporate action on their respective parts. This Agreement has been validly executed and delivered by Seller and (assuming that this Agreement has been duly authorized, executed and delivered by Purchaser) constitutes, and each Related Instrument that is to be executed and delivered by Seller or an Affiliate of Seller will constitute when executed and delivered by Seller or such Affiliate, as applicable (assuming that such Related Instrument has been duly authorized, executed and delivered by Purchaser to the extent applicable), a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

SECTION 2.03. Consents and Approvals; No Violations.

(a) Except as set forth on Schedule 2.03(a), neither the execution and delivery of this Agreement nor any Related Instrument by Seller or any Affiliate of Seller party thereto, nor the performance by Seller or such Affiliate of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of Seller or such Affiliate, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Seller or such Affiliate is a party or by which Seller or such Affiliate or the Acquired Assets are bound, or result in the creation or imposition of any Lien upon any of the Acquired Assets or (iii) violate or conflict with any Law, rule, regulation, judgment, order or decree of any court applicable to Seller, such Affiliate or the Acquired Assets, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not result in a Material Adverse Effect, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

(b) Except for the applicable requirements of the HSR Act and except as set forth on Schedule 2.03(b), no filing with, and no permit, authorization, consent or approval of, any

Governmental Entity is necessary for the consummation by Seller of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not result in a Material Adverse Effect, materially impair Seller’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

SECTION 2.04. Financial Statements.

Schedule 2.04 sets forth the “Statements of Net Sales and Products Contribution” for the Products for the years ended December 31, 2002, 2003 and 2004 and for the 6 months ended June 30, 2005 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with Seller’s accounting policies applied on a consistent basis and fairly present, in all material respects, as of the dates thereof and for the periods then ended the aggregate Product contribution (as described therein) for the Business, taken as a whole. The Audited Financial Statements, when delivered to Purchaser pursuant to Section 4.19, will be prepared in accordance with GAAP and Seller’s accounting policies applied on a consistent basis and will fairly present, in all material respects, as of the dates thereof the aggregate Product contribution (as described therein) of the Business, taken as a whole. The aggregate Product contribution for the Business, taken as a whole, as presented in the Audited Financial Statements for the years ended December 31, 2002, 2003 and 2004, shall not reflect any material adverse change from the aggregate Product contribution for the Business, taken as a whole, presented in the Financial Statements as of such respective dates.

SECTION 2.05. [Intentionally omitted].

SECTION 2.06. Title of Assets.

Seller or an Affiliate of Seller has, or as of the Closing Date will have, good and valid title to all the Acquired Assets, except, in the case of the Acquired Assets set forth in clauses (ii), (v) and (vi) of Section 1.02(a), those disposed of in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case free and clear of all Liens, other than Permitted Liens. This Section 2.06 does not relate to Intellectual Property, which is the subject of Section 2.07.

SECTION 2.07. Intellectual Property.

(a) Schedule 2.07(a) sets forth a complete and correct list of (i) all registered trademarks and copyrights used exclusively in the Business; (ii) all common law trademarks and service marks used exclusively in the Business, and (iii) all licenses or agreements to which Seller or any of its Affiliates is a party with respect to the Intellectual Property.

(b) Except as set forth on Schedule 2.07(b):

(i)	Seller or one of its Affiliates owns and possesses all right, title and interest in, to and under the Intellectual Property used in the Business free and clear of any liens, encumbrances or other restrictions; and no claim by any Third Party contesting the validity, enforceability, use or ownership of any such Intellectual Property has been made and is currently outstanding, nor to the Knowledge of Seller, is any threatened;

(ii)	none of Seller or any of its Affiliates has received any notices of, nor is aware of any facts which would indicate a reasonable likelihood of, any infringement or misappropriation by, or conflict with, any Third Party with respect to the Intellectual Property used in the Business (including any demand or request that Seller license rights from a Third Party); and

(iii)	to the Knowledge of Seller, the conduct of the Business does not infringe, misappropriate or otherwise conflict with any rights of any Third Parties.

(c) No present or former employee or consultant of Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in the Intellectual Property used in the Business.

SECTION 2.08. Contracts.

Except as set forth on Schedule 2.08, none of Seller or its Affiliates is a party to or bound by any oral or written contract, lease, license, indenture, agreement, commitment or any other legally binding arrangement, that is used, held for use or intended for use, primarily in, or that arises primarily out of, the operation or conduct of the Business and under which Purchaser will have any liability or other obligation after the Closing (“Contracts”) and that is:

(i)	or contains a covenant not to compete or covenants that in any way purport to restrict the business activity of Seller and/or its Affiliates or limit the freedom of Seller and/or its Affiliates to engage in the Business or to compete with any Person or otherwise restricts the rights of Seller and/or its Affiliates to use or disclose any information in its or their possession;

(ii)	a Contract involving payment by Seller and/or any of its Affiliates of more than $50,000 or extending for a term more than 180 days from the Agreement Date (unless terminable without payment or penalty upon no more than 60 days’ notice), other than purchase orders entered into in the ordinary course of the Business consistent with past practice;

(iii)	a Contract involving the obligation of Seller and/or any of its Affiliates to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the Agreement Date (unless terminable without payment or penalty upon no more than 60 days’ notice), other than sales orders entered into in the ordinary course of the Business consistent with past practice; or

(iv)	a Contract for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party thereto to the transfer thereof or that creates a relationship with any distributor, dealer, manufacturer’s representative or sales agency or that provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; or

(v)	a lease, installment or conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of or any other interest in any Acquired Assets (except personal property leases and installment or conditional sales agreements having a value per item or aggregate payments of less than $50,000 or extending for a term less than 180 days from the Agreement Date (unless terminable without payment or penalty upon no more than 60 days’ notice)).

Except as set forth in Schedule 2.08, all Contracts listed in the Schedules are valid, binding and in full force and effect, except for such failures to be valid, binding, and in full force and effect that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.08, Seller or its Affiliates have performed all obligations required to be performed by them to date under the Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the Knowledge of Seller, no other party to any Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of all Contracts listed in the Schedules, together with all modifications and amendments thereto, have been made available to Purchaser.

SECTION 2.09. Compliance with Law.

(a) Except as set forth on Schedule 2.09(a) or to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) the Business is conducted in compliance with all permits, government licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees and applicable Laws, including the United States Food, Drug and Cosmetics Act of 1938, as amended from time to time (the “FDA Act”), (ii) all governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations principally employed in, or necessary to the ongoing conduct of, the Business are in full force and effect, (iii) since January 1, 2000, no Governmental Entity has served notice that Seller and its Affiliates (with respect to the Business), the Business or the Acquired Assets were or are in violation of any Law or order in any jurisdiction and, to the Knowledge of Seller, there are no grounds for the same and (iv) since January 1, 2000, none of Seller or any of its Affiliates has received written notice from any United States Governmental Entity or any other Governmental Entity that there are any circumstances currently existing which would lead to any loss or refusal to renew any governmental licenses, permits, registrations, approvals, concessions, franchises and authorizations on terms less advantageous to Seller and its Affiliates than the terms of those licenses, permits, registrations, approvals, concessions, franchises and authorizations currently in force.

(b)

(i)	Except as set forth on Schedule 2.09(b)(i), the Business is conducted in compliance in all material respects with all applicable Laws in connection with the preparation and submission to the FDA of each of the NDAs relating to the Products, and each of the NDAs has been approved by, and none of Seller or any of its Affiliates has received any notice in writing which has, or reasonably should have, led Seller to believe that any of the NDAs are not currently in good standing with the FDA. To its Knowledge, Seller or its Affiliates have filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to each NDA which is material to the conduct of the Business as currently conducted by Seller. Except as set forth on Schedule 2.09(b)(i), with respect to the Products for which an NDA has been approved by the FDA, the applicant and all persons performing operations covered by the application acted in compliance in all material respects with 21 U.S.C. §§355 or 357, 21 C.F.R. Parts 314 or 430 et. seq., respectively, and all terms and conditions of such application; provided, that the foregoing shall not apply to any portions of the NDA that rely upon information required to be submitted or supplied by LEO. Except as set forth on Schedule 2.09(b)(i), none of Seller or any of its Affiliates or any of their agents have prepared or have any rights to any ANDA filings (or equivalent non-U.S. filings) relating to the Products.

(ii)	Except as set forth on Schedule 2.09(b)(ii), since January 1, 2000, neither Seller nor any of its Affiliates has received any written notice that any United States governmental or regulatory agency (including the FDA) has commenced, or, to the Knowledge of Seller, threatened to initiate any action to withdraw its approval or request the recall of any Product, or commenced or threatened to initiate any action to enjoin production of the Products at any facility.

(iii)	Seller does not manufacture any of the Products and, except as set forth in Section 2.17, disclaims all representations and warranties as to whether the manufacturing of the Products is being conducted in compliance in all material respects with current good manufacturing practices as set forth in 21 C.F.R. Parts 210 and 211 or the specifications contained in the NDA for the Product.

(iv)	Seller and its Affiliates have made available to Purchaser copies of all material (A) reports of inspection observations received by Seller, (B) establishment inspection reports received by Seller, and (C) warning letters as well as any other documents received by Seller or any of its Affiliates from the FDA relating to the Products and/or arising out of the conduct of the Business that assert ongoing material lack of compliance with any material applicable Laws or regulatory requirements (including those of the FDA) by Seller or its Affiliates.

SECTION 2.10. Litigation.

(a) As of the Agreement Date, except as set forth on Schedule 2.10, there is no claim, action, or proceeding, including product liability claims (collectively, a “Proceeding”), pending or, to Seller’s Knowledge, threatened against Seller or its Affiliates in respect of the Acquired Assets (including the Products), the conduct of the Business or the transactions contemplated by this Agreement and each Related Instrument, in respect of which Purchaser would become liable as a result of the consummation of the transactions contemplated hereby which is reasonably likely to be adversely determined, and if adversely determined, is reasonably likely to result in a Material Adverse Effect.

(b) There are no outstanding orders, injunctions or decrees of any United States Governmental Entity that apply to the Acquired Assets (or will apply to Purchaser after Closing) that restrict the ownership, disposition or use of the Acquired Assets or the conduct of the Business, in each case, in any material respect.

SECTION 2.11. Brokers or Finders.

Neither Seller nor any of its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

SECTION 2.12. Registrations.

Schedule 2.12 sets forth all regulatory approvals for the Products.

SECTION 2.13. Medical Information.

Seller has made available to Purchaser copies of (a) all adverse event reports with respect to the Products that have been filed with the FDA since January 1, 2000 through May 2, 2005, including any material correspondence or other material documents relating thereto, (b) a schedule of all payouts made by Seller since January 1, 2000 to end-users in respect of claims relating to the Products, (c) a schedule of all actual or threatened claims made by end-users since January 1, 2002 against Seller or its Affiliates relating to the Products, and (d) all unexpected Serious Adverse Drug Experience (as defined in 21 C.F.R. Section 3.14.80(a)) reports with respect to the Products that have been filed with the FDA since May 2, 2005.

SECTION 2.14. Websites and Domain Names.

Other than the domain names set forth on Schedule 2.14, none of Seller or any of its Affiliates has any interest or ownership rights in any domain names or websites exclusively relating to the Products.

SECTION 2.15. Conduct of Business.

Seller conducts the Business in the Territory only.

SECTION 2.16. Knowledge.

The individuals set forth on Schedule 8.02(a) are Seller’s and its Affiliates’ representatives with primary responsibility in their respective areas of expertise.

SECTION 2.17. Inventory.

To the Knowledge of Seller, the Inventory sold to the Purchaser under this Agreement: (a) will not be adulterated or misbranded under applicable Laws at the time the same is tendered to the common carrier for delivery to the Purchaser; (b) will meet the Specifications therefor at the time the same is tendered to the common carrier for delivery to the Purchaser; and (c) shall be manufactured, labeled and packaged in accordance with Good Manufacturing Practices and all other applicable Laws including all applicable U.S. federal, state and local environmental health and safety Laws in effect at the time and place of manufacture of the Products.

SECTION 2.18. Conduct Since Option Acceptance Date.

Neither Seller nor its Affiliates has engaged in any conduct between the Option Acceptance Date and the date hereof which if engaged in after the date hereof would be a breach of Section 4.01.

SECTION 2.19. No Other Representations or Warranties.

Except for the representations and warranties contained in the Option Agreement, this Article II (including the Schedules), the Seller’s Officer’s Certificate and the Related Instruments, none of Seller, its Affiliates or any other Person makes any other express or implied representation or warranty on behalf of Seller or any of its Affiliates.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller on the date hereof as follows:

SECTION 3.01. Organization.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Puerto Rico. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as now being conducted.

SECTION 3.02. Authority; Execution and Delivery; Enforceability.

Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Related Instruments and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Instruments and the performance by Purchaser of its obligations hereunder and thereunder have been authorized by all requisite corporate action on the part of Purchaser. This Agreement has been validly executed and delivered by Purchaser and, assuming that this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and each Related Instrument that is to be executed and delivered by Purchaser will constitute when executed and delivered by Purchaser (assuming that such Related Instrument has been duly authorized, executed and delivered by Seller and/or its Affiliates to the extent applicable), a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

SECTION 3.03. Consents and Approvals; No Violations.

(a) Neither the execution and delivery of this Agreement nor any Related Instrument by Purchaser nor the performance by Purchaser of its obligations hereunder or thereunder will (i) violate the certificate of incorporation, by-laws or other organizational document of Purchaser, (ii) conflict with or result in a violation or breach of, or constitute a default under, any contract, agreement or instrument to which Purchaser is a party or by which any of its properties or assets are bound or (iii) violate or conflict with any Law, judgment, order or decree, except in the case of clauses (ii) or (iii) for violations, breaches or defaults which would not have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated hereby or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Except for the applicable requirements of the HSR Act, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not materially impair Purchaser’s ability to consummate the transaction contemplated hereby or materially delay the consummation of the transactions contemplated hereby.

SECTION 3.04. Brokers and Finders.

Neither Purchaser nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or Person that is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, and there are no claims for any of the foregoing.

SECTION 3.05. No Proceedings.

There is no Proceeding, pending or, to the Knowledge of Purchaser, threatened against Purchaser which would affect Purchaser’s ability to consummate the transactions contemplated by this Agreement and each Related Instrument.

SECTION 3.06. Availability of Funds.

Purchaser possesses as of the Agreement Date, and as of the Closing Date will have, available funds sufficiently necessary to consummate the transaction contemplated by this Agreement.

SECTION 3.07. Assignment

Purchaser represents and warrants that it has accepted and assumed, pursuant to assignment from Galen dated July 30, 2004, all of the rights and obligations of Galen under (i) the Option Agreement; (ii) the Copromotion Agreement; and (iii) the Consent Agreement effective as of April 1, 2003 by and among, Seller, Galen and LEO (said Consent Agreement, as it may be amended or supplemented heretofore or may be amended or supplemented in the future, the “Consent Agreement”).

SECTION 3.08. No Other Purchaser Representations or Warranties.

Except for the representations and warranties contained in this Article III, the Purchaser’s Officer’s Certificate and the Related Instruments neither Purchaser nor any other Person makes any other express or implied representation or warranty on behalf of Purchaser in connection with this Agreement.

ARTICLE IV.

COVENANTS

SECTION 4.01. Conduct of the Business.

During the period from the Agreement Date until the Closing, Seller shall, except as otherwise contemplated by this Agreement or as set forth on Schedule 4.01 and shall cause its Affiliates to, operate the Business only in the ordinary course of business consistent with past practices and shall, and shall cause its Affiliates to, use its or their reasonable efforts to preserve intact the Acquired Assets and the Business. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, from the Agreement Date until the Closing Date, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), Seller: (a) shall not, and shall cause its Affiliates not to, mortgage, pledge or subject to any Lien (other than Permitted Liens) any Acquired Asset; (b) shall, and shall cause its Affiliates to, use its and their reasonable efforts to maintain satisfactory relationships with and preserve the goodwill of suppliers and customers in connection with the conduct of the Business; (c) shall not, and shall cause its Affiliates not to, transfer or grant any rights or options in or to any of the Acquired Assets except for the transfer of inventory in the ordinary course of business; (d) shall not, and shall cause its Affiliates not to, transfer to any Third Party any rights under any licenses, sublicenses or other agreements with respect to any Intellectual Property; (e) shall, and shall cause its Affiliates to, conduct its marketing and promotional activities with respect to the Products in the ordinary course of the Business consistent with past practices; (f) shall not, and shall cause its Affiliates not to, institute any new methods of purchase, sale or operation nor institute any changes in the product pricing or in promotional allowances other than in the ordinary course of the Business consistent with past practices; (g) shall not, and shall cause its Affiliates not to, make any material changes in selling, pricing or advertising practices other than in the ordinary course of the Business consistent with past practices; and (h) shall not launch any Product packaging changes or Product line extensions and (i) not agree to take any of the foregoing actions. Without limiting the foregoing in clause (g), Seller shall not, and shall cause its Affiliates not to, engage in any special promotions of any Product.

SECTION 4.02. Access to Information.

(a) After the Agreement Date and prior to Closing, Seller shall, and shall cause its Affiliates to, permit Purchaser and its representatives and agents to have reasonable access during normal business hours to Seller’s and its Affiliates’ books and records, manufacturing facilities and personnel primarily relating to the Acquired Assets and the Business and Seller shall, and shall cause its Affiliates to, furnish promptly to Purchaser such available information concerning the Acquired Assets and the Business as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of Seller, its Affiliates or the Business.

(b) In addition, at any time prior to, on or after the Closing (i) Seller shall cooperate with Purchaser in making Retained Information available, (ii) Seller shall furnish copies (the first such copy being at Seller’s cost and any additional copies being at Purchaser’s cost) of such Retained Information for review by Purchaser, to the extent practicable, at the reasonable request of Purchaser, including but not limited to the provision of a full copy of the NDA (to the extent included in Retained Information) and (iii) upon written notice from Purchaser of any request for Retained Information, Seller shall promptly designate appropriate contacts with respect thereto, and shall make such contacts reasonably available to Purchaser.

SECTION 4.03. Confidentiality.

(a) Purchaser shall use its commercially reasonable efforts to keep confidential, prior to the Closing, the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby except Purchaser may disclose such confidential information (i) to its counsel, (ii) to the extent such information is already public at the time it is disclosed, (iii) in connection with pursuing any remedies under this Agreement or as required by applicable Law, (iv) to prospective lenders (to the extent required by such lenders) all information relating to the Business delivered to such persons in connection with the financing of the transactions contemplated by this Agreement and (v) Retained Information relating to the Business may be publicly disclosed (A) if and to the extent required by applicable Law or (B) with the written consent of Seller (not to be unreasonably withheld).

(b) Each of Purchaser and Seller agrees that the terms of this Agreement and the Related Instruments shall not be disclosed or otherwise made available to the public and that copies of this Agreement and the Related Instruments shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law. In respect of the foregoing, the Parties acknowledge that Purchaser expects to be required by Law to file this Agreement with the U.S. Securities and Exchange Commission. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(c) Seller shall use commercially reasonable efforts to keep confidential, and to cause its Affiliates and its and their officers, directors, employees and advisors to keep confidential, all information relating to the Business, except (i) as required to be disclosed by Seller or its Affiliates under any of its Ancillary Agreements with LEO or any of its Affiliates, (ii) as used by Seller and its Affiliates in the manufacture, development, use and sale of the products other than a Competitive Business Product, and (iii) in connection with pursuing any remedies under this Agreement or as required by Law or administrative process and except for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 4.03(c). The covenant set forth in this Section 4.03(c) shall terminate five (5) years after the Closing.

SECTION 4.04. Best Efforts.

(a) On the terms and subject to the conditions of this Agreement and subject to Section 3.06 of this Agreement with respect to Purchaser’s obligation to have sufficient funds, each Party shall use its best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Without limiting the foregoing or the provisions set forth in Section 4.05, Purchaser and Seller shall use their respective best efforts to cause the Closing by the applicable date set forth in the Option Agreement.

SECTION 4.05. Regulatory Approvals.

(a) Promptly after the Agreement Date, each Party will use its reasonable best efforts to file appropriate forms under the HSR Act with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) and with the relevant regulatory authority any other filings required under applicable competition, merger control, antitrust or similar law or regulation (“Competition Laws”). Each of Seller and Purchaser shall as promptly as practicable, supply the FTC and the DOJ such supplemental information requested, if any, in connection with the transactions contemplated hereby pursuant to the HSR Act or such other Competition Laws. Any supplemental information shall be in substantial compliance with the requirements of the HSR Act or such other Competition Laws. Each of Purchaser and Seller shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any submission that is necessary under the HSR Act or such other Competition Laws. Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ or such other Governmental Entity and shall comply promptly with any such inquiry or request. Each of Seller and Purchaser shall use its best efforts to obtain any clearance required under the HSR Act or such other Competition Laws for the consummation of the transactions contemplated by this Agreement.

(b) Except as provided in Section 4.05(a), each of Seller and Purchaser shall use commercially reasonable efforts to procure all applicable regulatory approvals necessary to consummate the transactions contemplated hereby, including the transfer from Seller to Purchaser, within 90 days of the Closing Date, of all Seller’s rights, title and interest to regulatory approvals relating to the Products or the Business.

SECTION 4.06. Transfer Taxes; Purchase Price Allocation.

(a) Except as otherwise provided herein, any fees, charges, Taxes or other payments required to be made to any Governmental Entity in connection with the transfer of the Acquired Assets and the assignment and the assumption of the Assumed Liabilities pursuant to the terms of this Agreement shall be paid 50% by Seller and 50% by Purchaser. Seller and Purchaser shall cooperate in timely making and filing all filings, Tax Returns, reports and forms as may be required with respect to any Taxes payable in connection with the transfer of the Acquired Assets.

(b) Purchaser shall prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and Treasury regulations thereunder (and any similar provision of state or local law, as appropriate), which allocation shall be binding upon all parties for all purposes of this Agreement. Purchaser shall deliver such allocation to Seller within 60 days after the Closing. If Seller disputes such allocation within 30 days after delivery of such allocation to Seller and the Parties are unable to resolve any dispute within 45 days after delivery of such allocation to Seller, the Parties shall submit any remaining disputes to an independent appraisal firm mutually acceptable to the Parties for a final and binding determination. The fees and expenses of such appraisal firm shall be borne equally by Seller and Purchaser. Seller and Purchaser and their Affiliates shall report, act and file Tax Returns in all respects and for all purposes consistent with such allocation as finally agreed or determined. Neither Seller nor Purchaser shall take any position that is inconsistent with such allocation unless required to do so by applicable Law.

SECTION 4.07. Publicity.

Except as otherwise required by law or applicable stock exchange requirements, prior to Closing neither Purchaser nor Seller shall, and each of them shall cause their respective Affiliates, representatives and agents not to, issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by this Agreement without the express prior written approval of the other Party, which approval shall not unreasonably be withheld. The content of the initial press release announcing the execution of this Agreement shall be mutually agreed by Purchaser and Seller.

SECTION 4.08. Supplemental Disclosure.

Seller shall have the right from time to time prior to the second business day preceding Closing to supplement or amend the Schedules with respect to any matter hereafter arising or discovered which if existing or known on the Agreement Date would have been required to be set forth or described in any such Schedule. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Article V have been satisfied, but will be deemed to have cured any such breach of representation or warranty made in this Agreement and to have been disclosed as of the Agreement Date for purposes of Article VII hereof.

SECTION 4.09. Further Assurances.

Each Party shall from time to time after Closing, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other Party to make effective the transactions contemplated by this Agreement and each Related Instrument. With respect to all documents, information and other materials included in the Acquired Assets, in addition to paper and other tangible copies, Seller shall, upon Purchaser’s request, also provide to Purchaser electronic copies of such documents, information and other materials, provided, that, Seller or its Affiliates or their respective agents have electronic copies thereof. The foregoing requirement shall only apply to such documents, information and other material exclusively related to the Acquired Assets, and Seller shall have no obligation to reformat or otherwise alter or modify any such materials in order to provide them to Purchaser.

SECTION 4.10. No Use of Certain Names.

(a) Purchaser shall promptly, and in any event within six (6) months after Closing, complete the revision of all product literature relating to the Products (i) to delete all references to the Names and (ii) to delete all references to Seller’s or its Affiliates’ customer service address or phone number; provided, however, that for a period of six (6) months from the Closing Date, Purchaser may continue to distribute product literature that uses any Names, addresses or phone numbers to the extent that such literature exists on the Closing Date, and Seller hereby grants to Purchaser rights under any copyrights and other intellectual property owned by Seller (and covenants to cause each of its Affiliates to grant Purchaser rights under any copyrights and other intellectual property owned by such Affiliate) to the extent necessary to allow Purchaser to so use such product literature. In no event shall Purchaser use any Names after the Closing in any manner or for any purpose different from the use of such Names by Seller during the 90-day period preceding Closing, except as provided in the LEO Supply Agreement.

(b) Seller hereby grants a non-exclusive right and license to Purchaser under the Names to the extent necessary to allow Purchaser and its Affiliates and their designees to market, distribute and sell the Products utilizing the labels and packaging existing on or on order by Seller or its Affiliates as of the Closing Date, to the extent permitted under the LEO Supply Agreement.

(c) “Names” means “Bristol-Myers Squibb Company”, “Bristol-Myers Squibb”, “BMS”, “Bristol-Myers Products”, “B-MS”, “Squibb” and “E.R. Squibb & Sons”, “Mead Johnson”, “Apothecon”, “Invamed”, “Apothecon/Invamed”, “Mead Johnson & Company” variations and derivatives thereof and any other logos or trademarks, trade names or service marks of Seller or its Affiliates not included on Schedule 2.07.

SECTION 4.11. Bulk Transfer Laws.

Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.

SECTION 4.12. Customer Notifications.

Promptly after the Closing Date, Purchaser shall notify all customers of the Business (i) of the transfer of the Acquired Assets to Purchaser, (ii) that all purchase orders for Products received by Seller or any of its Affiliates prior to the Closing Date but not filled as of such date will be transferred to Purchaser; provided, that, to the extent that any purchase order cannot be so transferred, Seller and Purchaser shall cooperate with each other to ensure that such purchase order is filled and that Purchaser receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred, and (iii) that all subsequent purchase orders for Products should be sent to Purchaser’s Distributor at Warner Chilcott, Inc., 100 Enterprise Drive, Rockaway, NJ 07866, Attention: Manager, Customer Service.

SECTION 4.13. Termination of Contracts.

To the extent any on-going contract, commitment or arrangement between Seller and any of Seller’s Affiliates and any customer exists prior to Closing with respect to any Product(s), Seller shall use commercially reasonable efforts to terminate such contracts (but only with respect to such Product(s)) effective as of the Closing, and Purchaser shall reasonably cooperate in connection therewith. If any out-of-pocket costs are required to be incurred to such Third Parties to terminate any such contracts, Seller shall notify Purchaser of the anticipated amount of such costs. The Parties will cooperate and use reasonable efforts to minimize the amount of any such costs. If Purchaser has agreed to bear any disclosed costs, Seller shall obtain such terminations and Purchaser shall reimburse Seller for the amount of such out-of-pocket costs. With respect to any such contract, commitment or arrangement which is not terminated prior to Closing, Seller shall use commercially reasonable efforts with Purchaser’s reasonable cooperation to devise an alternative arrangement to ensure that Purchaser receives the commercial benefit of such contract, commitment or arrangement for sales made following the Closing.

SECTION 4.14. Post-Closing Cooperation.

(a) Purchaser and Seller shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, for a period of 180 days after Closing to ensure the orderly transition of the Business from Seller to Purchaser and to minimize any disruption to the Business and the other respective businesses of Seller and Purchaser that might result from the transactions contemplated hereby. After Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives access, during normal businesses hours, to such information and assistance relating to the Business (to the extent within the control of such Party) as is reasonably requested for financial reporting and accounting matters.

(b) After Closing, upon reasonable written notice, Purchaser and Seller shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Acquired Assets (including access to books and records) as is reasonably requested for the filing of all Tax Returns, and making of any election related to Taxes, the preparation for any audit by any Taxing authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return. Seller and Purchaser shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Business. Purchaser shall retain the books and records of Seller and its Affiliates included in the Acquired Assets for a period of seven years after Closing. After the end of such seven-year period, before disposing of such books or records, Purchaser shall give notice to such effect to Seller and shall give Seller, at Seller’s cost and expense, an opportunity to remove and retain all or any part of such books or records as Seller may select.

(c) Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 4.14. Neither Party shall be required by this Section 4.14 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, the Business).

SECTION 4.15. Covenant Not to Compete.

(a) After Closing, Seller shall not, and shall cause its subsidiaries not to, directly or indirectly, (i) for a period of ten (10) years following the Closing Date, engage in the manufacture, marketing, distribution or sale of any product containing the Compound or (ii) for a period of ten (10) years following the Closing Date, engage in the manufacture, marketing, distribution or sale of any product that has received marketing clearance from the FDA for psoriasis treatment or prevention and which is either (x) a topical vitamin D3 or any Vitamin D3 analog or (y) a fixed combination of vitamin D3 or any Vitamin D3 analog with a corticosteroid (a “Competitive Business Product”) (each of (i) and (ii) being a “Competitive Business”) provided, however that “Competitive Business Product” shall not include such a product sold over the counter (without a prescription) containing vitamin D3 or any Vitamin D3 analog (e.g., a vitamin capsule) other than one in a topical presentation. For sake of clarity and avoidance of doubt, a corticosteroid shall not be considered a Vitamin D3 analog for purposes of the determination of whether a product is a Competitive Business Product.

(b) The foregoing shall not be construed to prevent Seller or any of its subsidiaries from doing any of the following: (i) acquiring any legal entity that derives less than 5% of its revenues from a Competitive Business (or any legal entity that derives an amount equal to or in excess of 5% of its revenues from a Competitive Business so long as Seller causes such legal entity to divest such Competitive Business within two (2) years from the date of acquisition), and thereafter owning, managing, operating or controlling such Person, (ii) owning up to 10% of the voting equity securities or any non-voting equity or debt securities of any legal entity primarily engaged in a Competitive Business whose securities are publicly traded on a national securities exchange or in the over-the-counter market (or an amount in excess of 10% so long as BMS divests such excess within two (2) years), (iii) owning any equity or debt securities through any employee benefit or pension plan, or (vii) the use of Compound, any Product or Dovobet® in any form in research and development as conducted by Seller and its subsidiaries.

(c) It is specifically agreed that Section 4.15(a) shall not apply if Seller is acquired by, merges or consolidates with a Third Party that derives any revenue from a Competitive Business.

SECTION 4.16. NDC.

Purchaser shall take any and all action, as expeditiously as possible (but in no event later than six months after the Closing), necessary to change the National Drug Code (“NDC”) number for each Product and to apply such new NDC number to each Product sold, however, that the foregoing shall not apply to the Inventory.

SECTION 4.17. Returns.

During the six months after the Closing, to the extent that the Product do not have safety or efficacy issues, Purchaser shall not offer any incentives to solicit, or take any actions other than in the ordinary course of business to encourage, customers to return Product that has less than six months dating.

SECTION 4.18. NDA Maintenance; Adverse Experience.

After the Closing, Seller shall have no responsibility or liability for any filings required to be made to or to maintain the NDA, including but not limited to the filing of adverse event reports required by Law except with respect to adverse events reports due prior to or within one month after the Closing Date. Seller shall cooperate with Purchaser in connection therewith as reasonably requested by Purchaser and as follows:

(a) During such one-month period following the Closing Date, Seller shall and shall cause its Affiliates to notify Purchaser (i) of any Serious Adverse Event (as defined below) for the Product of which Seller or its Affiliates is aware within seven calendar days from the date the Seller or its Affiliates first became aware of such Serious Adverse Event, (ii) of any Non-Serious Adverse Events (as defined below) for the Product that are reported to Seller or any of its Affiliates no more than one month from the date received by Seller or any of its Affiliates; provided, however, that medical and scientific judgment should be exercised in deciding whether expedited reporting is appropriate in other situations, such as important medical events that may not be immediately life-threatening or result in death or hospitalization but may jeopardize the patient or may require intervention to prevent a Serious Adverse Event outcome and (iii) promptly of any medical inquires or product quality complaints regarding the Product made to Seller or its Affiliates. For purposes of this Section 4.18(a), A “Serious Adverse Event” for the Product shall have the meaning set forth in 21 C.F.R. § 314.80(a), as amended from time to time, and a “Non-Serious Adverse Event” for the Product shall mean an untoward medical occurrence at any dose for any of the Products that is not a Serious Adverse Event.

(b) Following the end of such one month period until the first anniversary of the Closing Date, Seller shall and shall cause its Affiliates to notify Purchaser (i) of any Adverse Event (as defined below) for the Product of which Seller or its Affiliates is aware within three business days but no more than four calendar days from the date the Seller or its Affiliates first became aware of such Adverse Event and (ii) promptly of any medical inquires or product quality complaints regarding the Product made to Seller or its Affiliates. For purposes of this Section 4.18(b), an “Adverse Event” for the Product shall have the meaning set forth in 21 C.F.R. § 314.80(a), as amended from time to time.

(c) Any of the matters to be notified pursuant to Section 4.18(a) or (b) above shall be notified to:

Warner Chilcott Inc.

100 Enterprise Drive

Rockaway, NJ 07866

Attention: Vice President – Regulatory Affairs

Facsimile No: 973-442-3280

Telephone No: 973-442-3233

SECTION 4.19. Audited Financial Statements.

If required by the U.K. Listing Authority, Seller shall cause to be delivered to Purchaser as soon as reasonably practical but not later than the later of (i) forty-five (45) days after the Agreement Date and (ii) fifty-five (55) days after the end of the last fiscal period in respect of which Audited Financial Statements are to be delivered hereunder, a “Statement of Net Sales and Product Contribution” for each Product audited in accordance with U.K. GAAP for the years ended December 31, 2002, 2003 and 2004 and for the 6 months ended June 30, 2005 (the “Audited Financial Statements”), together with a report of Seller’s independent accountants, with respect thereto. The Audited Financial Statements shall be prepared at Purchaser’s reasonable expense.

ARTICLE V.

CONDITIONS

SECTION 5.01. Deliveries at Closing.

(a) Seller Deliveries at Closing. At the Closing, Seller shall deliver or cause to be delivered the following: (i) all documents and agreements required to be executed and delivered to Purchaser by Seller at Closing pursuant to this Agreement; and (ii) Seller’s Officer’s Certificate.

(b) Purchaser Deliveries at Closing. At the Closing, Purchaser shall deliver or cause to be delivered the following: (i) all documents and agreements required to be executed and delivered to Seller by Purchaser at Closing pursuant to this Agreement; (ii) Purchaser’s Officer’s Certificate; and (iii) the Up-Front Cash Purchase Price set forth in, and to the entities designated by Seller pursuant to, this Agreement, by electronic funds transfer of immediately available funds.

The documents required to be delivered at Closing by each Party pursuant to this Section 5.01 are referred to as the “Definitive Agreements”.

SECTION 5.02. Conditions to Each Party’s Obligations.

The respective obligation of each Party to effect the transactions contemplated by this Agreement and to execute and deliver the Definitive Agreements shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) The waiting period (including any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement required pursuant to the HSR Act shall have expired or been terminated and any other required approval or waiting period under other applicable Competition Laws, if any, shall have been obtained or terminated or shall have expired.

(b) No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement and the Definitive Agreements, (B) cause any of the transactions contemplated by this Agreement and the Definitive Agreements to be rescinded after the Closing or (C) affect adversely Purchaser’s right to own the Acquired Assets, to obtain supply of Product for use and sale in the Territory, to promote and distribute the Product in the Territory and to own and license the LEO Patents, the LEO Technical Information and the Trademarks for use in the Territory.

(c) Each Party has received all approvals from all Third Parties, as well as all Regulatory Authorities and Governmental Entities, required for the consummation of the transaction on the terms agreed upon by the Parties.

(d) The Consent Agreement is in full force and effect.

(e) LEO shall have duly executed and delivered both the release and the acknowledgment referenced in Section 2.2.1(iii) of the Consent Agreement.

(f) Purchaser shall have duly executed and delivered to BMS a document confirming the release and waiver referenced in Section 7.2 of the Option Agreement.

(g) Warner Chilcott Holdings Company III, Limited shall have duly executed and delivered to Seller a guarantee of Purchaser’s obligations hereunder substantially in the form of Exhibit E.

SECTION 5.03. Conditions Specific to Obligations of Purchaser.

The obligation of Purchaser to effect the transactions contemplated by this Agreement and to execute and deliver the Definitive Agreements shall be further subject to the satisfaction or waiver by Purchaser at or prior to the Closing of the following conditions:

(a) The representations and warranties of Seller made in this Agreement (including the Schedules), the Option Agreement, and any other Definitive Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Seller shall have performed in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement by the time of Closing.

(c) Seller shall have delivered or caused to be delivered to Purchaser the documents specified in Section 1.04(b).

(d) If required, the Parent Shareholder Approval shall have been obtained.

(e) During the period from June 30, 2005 until the Closing, there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which has, or would reasonably be expected to have, a Material Adverse Effect.

(f) Either (i) the License, Supply and Development Agreement dated as of September 14, 2005 between LEO and Purchaser or (ii) the Development Agreement dated as of April 1, 2003 between LEO and Purchaser (as assignee of Galen), as amended, shall be in full force and effect.

SECTION 5.04. Conditions to Obligations of Seller.

The obligation of Seller to effect the transactions contemplated by the Purchase Transaction and to execute and deliver the Definitive Agreements shall be further subject to the satisfaction or waiver by BMS at or prior to the Closing of the following conditions:

(a) The representations and warranties of Purchaser made in this Agreement, the Option Agreement, and any other Definitive Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Purchaser shall have performed in all material respects all obligations and covenants required to be performed or complied with by it under this Agreement by the time of Closing.

(c) Purchaser shall have delivered or caused to be delivered to Seller the payment required by Section 1.04(c).

(d) Purchaser shall have delivered or caused to be delivered to Seller each of the documents specified in Section 1.04(c).

SECTION 5.05. Waiver of Closing Conditions.

Purchaser and Seller acknowledge and agree that if Purchaser or Seller has knowledge of a failure of any condition set forth in Section 5.03 or 5.04, respectively, or of any breach by the other Party of any representation, warranty or covenant contained in this Agreement, and such Party proceeds with the Closing, such Party shall be deemed to have waived such condition or breach and such Party and its successors, assigns and Affiliates shall not be entitled to be indemnified pursuant to Article VII, to sue for damages or to assert any other right or remedy for any losses, arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto.

SECTION 5.06. Frustration of Closing Conditions.

Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its best efforts to cause the Closing to occur, to the extent required by Section 4.04.

ARTICLE VI.

TERMINATION AND AMENDMENT

SECTION 6.01. Termination.

This Agreement may be terminated at any time prior to the Closing by:

(a) Mutual consent of Seller and Purchaser;

(b) Either Seller or Purchaser if the Closing shall not have occurred on or before five (5) months after the Agreement Date (unless the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement);

(c) Either Seller or Purchaser if a condition to its obligation to perform becomes incapable of fulfillment and such condition shall not have been waived by the other Party; provided, that, Seller or Purchaser, as the case may be, may not seek termination pursuant to this Section 6.01(c) if such condition is incapable of fulfillment due to the failure of the Party seeking termination to perform the agreements set forth herein required to be performed by such Party, at or before Closing; or

(d) Either Seller or Purchaser if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable.

SECTION 6.02. Effect of Termination.

If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 6.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.03 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or its Affiliates, (ii) Section 8.06 relating to certain expenses, (iii) Sections 2.11 and 3.04 relating to finder’s fees and broker’s fees, (iv) Section 6.01 and this Section 6.02, (v) Section 4.07 relating to publicity and (vi) Section 8.07 relating to governing law. Nothing in this Section 6.02 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.

SECTION 6.03. Amendments and Waivers.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.

ARTICLE VII.

SURVIVAL; INDEMNIFICATION

SECTION 7.01. Survival of Representations.

The representations and warranties contained in this Agreement (including the Schedules), in any Related Instrument, the Seller’s Officer’s Certificate, the Purchaser’s Officer’s Certificate and in any other document delivered in connection herewith or therewith shall survive the Closing solely for purposes of this Article VII and shall terminate at the close of business on the eighteen-month anniversary of the Closing Date; provided, that, the representations and warranties contained in Section 2.01 (Organization); Section 2.02 (Authority; Execution and Delivery; Enforceability); Section 2.11 (Brokers and Finders); Section 3.01 (Organization); and Section 3.02 (Authority; Execution and Delivery; Enforceability) shall terminate on the third anniversary of the Closing Date.

SECTION 7.02. Indemnification by Seller.

(a) Subject to Section 1.06(d), and 7.08, Seller shall indemnify Purchaser and its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (“Losses”), as incurred (payable promptly upon written request), to the extent arising from:

(i)	any breach of any representation or warranty of Seller that survives the Closing and is contained in this Agreement (including the Schedules) or the Seller’s Officer’s Certificate;

(ii)	subject to the provisions of Section 7.07(b), any breach of any covenant or obligation of Seller contained in this Agreement or in any Related Instrument;

(iii)	any Excluded Liability; and

(iv)	any fees, expenses or other payments incurred or owed by Seller or its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

(b) Seller’s indemnification obligations under Section 7.02(a)(i) shall be limited as set forth in Schedule 7.02(b).

(c) The limitations contained in Schedule 7.02(b) shall not be applicable to indemnification pursuant to Section 7.02(a)(i), only as it relates to breaches of the representations set forth in Sections 2.01, 2.02, 2.11 and 2.18.

SECTION 7.03. Indemnification by Purchaser.

Subject to Section 7.08, Purchaser shall indemnify Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request), to the extent arising from or in connection with or otherwise with respect to:

(a) any breach of any representation or warranty of Purchaser that survives the Closing and is contained in this Agreement or the Purchaser’s Officer’s Certificate; provided that Purchaser shall not be required to indemnify any Person, and shall not have any liability under this Section 7.03(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Seller or any of its Affiliates.

(b) subject to the provisions of Section 7.07(b), any breach of any covenant or obligation of Purchaser contained in this Agreement or in any Related Instrument;

(c) any Assumed Liability; and

(d) any fees, expenses or other payments incurred or owed by Purchaser to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the transactions contemplated by this Agreement or by any Related Instrument.

SECTION 7.04. Calculation of Losses.

The amount of any Loss for which indemnification is provided under clause (i) of Section 7.02(a) or clause (a) of Section 7.03 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and shall be (a) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit immediately realized by the indemnified party in cash arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under clause (i) of Section 7.02(a) or clause (a) of Section 7.03 or the incurrence or payment of any indemnified Loss. Any indemnity payment under clause (i) of Section 7.02(a) or clause (a) of Section 7.03 shall be treated as an adjustment to the Up-Front Cash Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

SECTION 7.05. Termination of Indemnification.

The obligations to indemnify and hold harmless any Party, (a) pursuant to Section 7.02(a)(i) or 7.03(a), shall terminate on the eighteen-month anniversary of the Closing Date (except to the extent that pursuant to Section 7.01 any representation or warranty survives past such anniversary) and (b) pursuant to the other clauses of Sections 7.02 and 7.03, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 7.06 to the Party to be providing the indemnification.

SECTION 7.06. Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim within 15 business days after receipt by such Indemnified Party of notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five business days’ after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the

Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 7.02 or 7.03 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 7.02 or 7.03, except to the extent that the Indemnifying Party demonstrates that it has been actually prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

SECTION 7.07. Sole Remedy; No Additional Representations.

(a) Except as otherwise specifically provided in Section 8.08, Section 1.06, Section 1.08 or in any Related Instrument, each of Purchaser and Seller acknowledges and agrees that, to the extent Closing occurs, its sole and exclusive remedy after Closing with respect to any and all claims and causes of action relating to this Agreement (including the Schedules), the Seller’s Officer’s Certificate, the Purchaser’s Officer’s Certificate and the Related Instruments, the Acquisition and the other transactions contemplated hereby and thereby, the Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Closing Date) shall be pursuant to the indemnification provisions set forth in this Article VII; provided, that nothing in this Section is intended to affect a Party’s continuing obligations under the Consent Agreement or any Ancillary Agreement. In furtherance of the foregoing, each of Purchaser and Seller hereby waives, from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to this Agreement (including the Schedules), the Seller’s Officer’s Certificate, the Purchaser’s Officer’s Certificate, the Assumption Agreement, the Acquisition and the other transactions contemplated hereby and thereby, the Business, the Acquired Assets and the Assumed Liabilities (other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Closing Date) it may have against the other Party hereto arising under or based upon any applicable Law or arising under or based upon common law or otherwise (except pursuant to the indemnification provisions set forth in Section 7.02 or Section 7.03, as applicable).

(b) Each of Purchaser and Seller acknowledges and agrees that, to the extent the Closing occurs, it shall not have any remedy after the Closing with respect to any and all claims and causes of action relating to any breach of any covenant requiring performance prior to the Closing under this Agreement (including the Schedules) (other than claims of, or causes of action arising from, fraud); provided, that, this Section 7.07(b) shall not apply to any breach of a covenant that requires performance prior to and after the Closing to the extent any breach of such covenant occurs after the Closing.

(c) Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Business that it and its representatives have desired or requested to see or review, and that it and its representatives have had a opportunity to meet with the officers and employees of Seller and its Affiliates to discuss the Business. For the avoidance of doubt, Purchaser’s access to such information and its opportunity to meet with such personnel shall not limit Purchaser’s right to make a claim for indemnification under Section 7.02(a).

(d) Purchaser acknowledges that none of Seller, its Affiliates or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Business furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement (including the Schedules), the Related Instruments or the Seller’s Officer’s Certificate, and none of Seller, its Affiliates or any other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, documents or material made available to Purchaser in any “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby except to the extent such information, documents or materials is included in the representations or warranties of the Seller set forth in this Agreement (including the Schedules), the Related Instruments or the Seller’s Officers’ Certificates.

(e) Purchaser also acknowledges that, should Closing occur, except as expressly set forth in the representations and warranties set forth in Article II of this Agreement (including the Schedules), Related Instrument or in the Seller’s Officer’s Certificate, there are no representations or warranties by Seller of any kind, express or implied, with respect to the Business, and that Purchaser is purchasing the Acquired Assets “as is”, “where is” and “with all faults”. Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties set forth in Article II of this Agreement (including the Schedules), the Related Instruments or in the Seller’s Officer’s Certificate, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

SECTION 7.08. Limitations on Liability.

(a) Notwithstanding any provision herein, neither Seller nor Purchaser shall in any event be liable to the other Party or its Affiliates, officers, directors, employees, stockholders, agents or representatives on account of any indemnity obligation set forth in Section 7.02(a)(i) or 7.03(a), for any indirect, consequential or punitive damages (including, but not limited to, lost profits, loss of use, damage to goodwill or loss of business); provided, that for sake of clarity, any unpaid

Royalties due Seller under the Option Agreement shall be considered direct damages for purposes of the foregoing.

(b) Seller and Purchaser shall cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including without limitation, by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

ARTICLE VIII.

MISCELLANEOUS

SECTION 8.01. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt if delivered personally, or when sent if mailed by registered or certified mail (return receipt requested) or by reputable overnight express courier (charges prepaid) or transmitted by facsimile (with confirmation of transmittal) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Seller, to:

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 at Province Line Road

Princeton, NJ 08543-4000

Telephone: (609) 252-4311

Facsimile: (609) 252-4232

Attention: Vice President and Senior Counsel – Worldwide Licensing and Business Development

with a copy sent separately by registered mail or reputable overnight courier to each of Seller’s Senior Vice President – Worldwide Business Development and to Seller’s Vice President - Alliance Management, both of whom are at the same address

(b) if to Purchaser, to:

Warner Chilcott Company, Inc.

100 Enterprise Drive

Rockaway, NJ 07866

Telephone (973) 442-3371

Facsimile: (973) 442-3316

Attention: President and Chief Executive Officer

with a copy separately by registered mail or reputable overnight courier to: its General Counsel at the same address

SECTION 8.02. Definitions; Interpretation.

(a) For purposes of this Agreement:

“Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates arising or held in connection with the Business as of the close of business on the Closing Date.

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For purposes of this definition, the term “control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise.

“Agreement Date” means the date first set forth above.

“Ancillary Agreements” means the LEO License Agreement, the LEO Supply Agreement, and the Copromotion Agreement.

“ANDA” means an abbreviated new drug application which is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the Territory.

“Assignment of Internet Names” means the Assignment of Internet Names agreement substantially in the form of Exhibit C.

“Assignment of Trademarks” means the Assignment of Trademarks agreement substantially in the form of Exhibit D.

“Bill of Sale” means the General Assignment and Bill of Sale in substantially the form of Exhibit B.

“Business” means the business of distributing, marketing and selling the Product, as currently conducted by Seller and its Affiliates. The Business specifically excludes any manufacturing or packaging of the Product.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compound” means the crystalline vitamin D analogue MC 903 that is licensed to Seller under the LEO License Agreement.

“Controlled by” means, with respect to any product, information or intellectual property right, that the applicable Party or Person, in whole or in part, owns or has a license to such product, information or intellectual property right and has the ability to grant access or a license (or a sublicense), as applicable, without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party or Person would be first required to grant such access, license or sublicense.

“Copromotion Agreement” means the Copromotion Agreement between Purchaser and Seller for the copromotion by Purchaser and Seller of the Products, dated effective May 1, 2003, and as the same may have been modified or supplemented thereafter.

“Dovobet®” means a single pharmaceutical formulation containing both the Compound and the steroid betamethasone dipropionate, in all presentations.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” means any Federal, state, local or non-U.S. government or any court of competent jurisdiction, legislature, governmental agency, administrative agency or commission or other governmental authority or instrumentality, U.S. or non-U.S.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means the Trademark and all marketing know-how, good will and copyrights, which are currently owned by Seller and that are used exclusively in the conduct of the Business or relate exclusively to the Product. For sake of clarity, Intellectual Property does not include any LEO Patents, any LEO Technical Information, any patents owned or Controlled by Seller or any technical information or know-how owned or Controlled by Seller relating to the manufacture of Dovobet® or the Products.

“Knowledge” means (i) with respect to Seller, the actual knowledge of the representatives of Seller set forth on Schedule 8.02(a) after due inquiry, and (ii) with respect to Purchaser, the actual knowledge of any officer of Purchaser after due inquiry.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any Governmental Entity or any self-regulatory organization (including any stock exchange on which the Seller or Purchaser, as applicable, has listed securities).

“LEO” means LEO Pharma A/S, (formerly named LEO Pharmaceuticals Products, Ltd. A/S (Lovens Kemiske Fabrik Produktionsaktieselskab)), a corporation organized under the laws of Denmark), and having an address at Industriparken 55, DK-2750 Ballerup, Denmark.

“LEO License Agreement” means the agreement between Seller (as successor to E.R. Squibb & Sons, Inc.) and LEO for the development and commercialization of products containing the Compound in the Licensed Territory within the dermatological field dated September 28, 1989, as heretofore amended by amendments thereto dated as of July 6, 1992 and April 8, 1993, a copy of which is attached as Exhibit C to the Option Agreement, together with any amendments thereto to which Purchaser has consented in writing.

“LEO Patents” means the patents, patent applications, and patent rights licensed to Seller by LEO under the LEO License Agreement.

“LEO Supply Agreement” means the agreement between Seller and LEO for the supply of finished and packaged products containing the Compound in the Licensed Territory for use within the dermatological field dated April 8, 1993, a copy of which is attached as Exhibit D to the Option Agreement, together with any amendments thereto to which Purchaser has consented in writing.

“LEO Technical Information” means all information (including preclinical, chemical-pharmaceutical and clinical data or other scientific information or secret know-how about the Compound and any Product, or uses for a Product, as well as all information and secret know-how in the possession of LEO regarding the manufacture or packaging of a Product) that has been or will be disclosed by or licensed to Seller by LEO under the LEO License Agreement.

“Lien” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Material Adverse Effect” means a material and adverse effect upon the business, operations, assets, liabilities, financial condition or operating results of the Business or the Acquired Assets (including the Products), taken as a whole.

“NDA” means a New Drug Application, ANDA or Products License Application for any Product, as appropriate, requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning Products which are necessary for FDA approval to market a Product in the Territory.

“Option Agreement” means the agreement between Purchaser (as assignee of Galen) and Seller dated as of April 1, 2003 under which certain option rights are granted to Purchaser to purchase the Business and to enter into this Asset Purchase Agreement with Seller.

“Option”, “Option Acceptance Date”, and “Option Period” have the meanings as set forth in the Option Agreement.

“Parent Shareholder Approval” means the affirmative vote of the holders of a majority of the issued ordinary shares of Warner Chilcott Holdings Company III, Limited taken at a duly noticed and convened meeting of its shareholders.

“Party” means Seller or Purchaser.

“Permitted Liens” means, collectively (a) Liens for taxes or assessments which are not delinquent or are being contested in good faith by appropriate proceedings, (b) statutory mechanics, warehousemen’s, materialmens, contractors, workmen’s, repairmen’s and carriers liens, and other similar Liens arising in the ordinary course for obligations which are not delinquent, (c) the rights, if any, of Third Parties, appearing in product advertisements for the Products being transferred as part of the Acquired Assets, and (d) Liens which do not materially impair the current use or the value of the assets subject to such Liens.

“Person” means any individual, group, corporation, partnership or other organization or entity (including any Governmental Entity).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) the Closing Date.

“Product” means all current pharmaceutical preparations for human use in final topical dosage forms which contain the Compound as a therapeutically active ingredient that have been approved as of the Agreement Date by any Governmental or Regulatory Authority for use and sale in the Territory, but excluding Dovobet®. Product means product in finished and packaged form for use by the end-user.

“Related Instruments” means the Assumption Agreement, the Bill of Sale, the Assignment of Internet Names and the Assignment of Trademarks.

“Retained Information” means any and all books and records prepared and maintained by Seller in connection with the Business, including all regulatory files (including correspondence with regulatory authorities), market research data, and marketing data, that do not relate exclusively to the Business and are used in connection with Seller’s or its Affiliates’ conduct of the Business prior to the Closing Date or that are laboratory notebooks.

“Taxes”, or “Tax” in the singular form, means any and all taxes, levies or other like assessments, including, but not limited to, income, transfer, gains, gross receipts, excise, inventory, property (real, personal or intangible), custom duty, sales, use, license, withholding, payroll, employment, capital stock and franchise taxes, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

“Tax Return” means any report, return or other information filed with any taxing authority with respect to Taxes imposed upon or attributable to the operations of the Business.

“Territory” means the fifty (50) states of the United States of America and the District of Columbia, and any U.S. possessions and territories.

“Third Party” means a Person who or which is neither a Party nor an Affiliate of a Party.

“Trademarks” means all trademarks set forth on Schedule 2.07(a) and domain names set forth on Schedule 2.14 and all registrations, applications and renewals for any of the foregoing, together with the goodwill associated therewith.

“United States” means the fifty states of the United States of America and the District of Columbia.

(b) The following terms have the meanings set forth in the Sections set forth below:

Term	Section
Acquired Assets	1.02(a)

Acquisition	1.01

Adverse Event	4.19(b)

Assumed Liabilities	1.03(a)

Assumption Agreement	1.04(c)

Audited Financial Statements	4.19

Closing	1.04(a)

Closing Date	1.04(a)

Competition Law	4.05(a)

Competitive Business and Competitive Business Product	4.15(a)

Confidentiality Agreement	4.03(a)

Contracts	2.08

Definitive Agreements	5.01

DOJ	4.05(a)

Excluded Assets	1.02(c)

Excluded Liability	1.03(c)

Excluded Tax Liability	1.03(c)(iv)

FDA Act	2.09(a)

FTC	4.05(a)

Government Investigation	1.03(c)(vii)

Incentive Discounts	1.07(b)

Indemnified Party	7.06(a)

Indemnifying Party	7.06(a)

Inventory	1.08

Losses	7.02(a)

Term	Section
Names	4.10(c)

NDC	4.16

Non-Serious Adverse Event	4.18(a)

Other Rebate Program	1.09(a)

Partial Event	1.08(c)

Pipeline Adjustment	1.06(a)

Proceeding	2.10(a)

Purchase Price	1.01

Purchaser	Preamble

Purchaser’s Officer’s Certificate	5.03(c)

Rebate Program	1.09(a)

Royalties	1.01

Seller	Preamble

Seller’s Officer’s Certificate	5.02(c)

Serious Adverse Event	4.18(a)

Shipped Products	1.03(c)(ii)

Third Party Claim	7.06(a)

Unanticipated Discounting	1.07(a)

Up-Front Cash Purchase Price	1.01

(c) In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(d) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will”

shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (A) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (B) any reference herein to any Person shall be construed to include the Person’s successors and assigns; (C) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (D) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

SECTION 8.03. Descriptive Headings.

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 8.04. Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

SECTION 8.05. Entire Agreement.

This Agreement (including the Schedules), the Purchaser’s Officer’s Certificate, the Seller’s Officer’s Certificate, the Related Instruments and, where and to the extent herein referenced, the Consent Agreement, the Option Agreement and the Ancillary Agreements, along with the Schedules and Exhibits hereto and thereto, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein (including the Schedules), in the Purchaser’s Officer’s Certificate, the Seller’s Officer’s Certificate, the Option Agreement, the Consent Agreement, the Ancillary Agreements or in the Related Instruments.

SECTION 8.06. Fees and Expenses.

Regardless of whether or not the transactions contemplated by this Agreement are consummated, each Party shall bear its own fees and expenses incurred in connection with the transactions contemplated by this Agreement and the Related Instruments.

SECTION 8.07. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State other than Section 5-1401 of the New York General Obligations Law.

SECTION 8.08. Specific Performance.

The Parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 8.09. Assignment.

This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party, provided, however, that Purchaser may assign this Agreement to any of its Affiliates or to any successor to substantially all of its pharmaceutical business, without the prior written consent of Seller; provided, further, that, Purchaser fully and unconditionally guarantees the obligations of such entity. Any attempted assignment in violation of this Section 8.09 shall be void. Notwithstanding anything to the contrary in the foregoing, Purchaser or its Affiliates may assign the right to receive the assets described in Section 1.02(a)(iii) to LEO.

SECTION 8.10. Successors and Assigns.

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any right, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 8.11. Severability.

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

SECTION 8.12. Consent to Jurisdiction.

Each of Purchaser and Seller irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Related Instrument or any transaction contemplated hereby or thereby. Each of Purchaser and Seller agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of Purchaser and Seller further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.12. Each of Purchaser and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Related Instrument or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.13. Waiver of Jury Trial.

Each Party hereto hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any Related Instrument. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Related Instruments, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.

SECTION 8.14. Attorney Fees.

A Party in breach of this Agreement shall, on demand, indemnify and hold harmless the other Party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other Party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other Party may be entitled.

[The next page is the Signature Page]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Tamar D. Howson
Name:	Tamar D. Howson
Title:	Senior Vice President, Corporate Development

WARNER CHILCOTT COMPANY, INC.

By:	/s/ Anthony D. Bruno
Name:	Anthony D. Bruno
Title:	Executive Vice President

Exhibit A

FORM OF

ASSUMPTION AGREEMENT

THIS ASSUMPTION AGREEMENT (this “Assumption Agreement”) is made as of this     day of             , 20    , by Warner Chilcott Company, Inc., a Puerto Rican corporation (the “Purchaser”), to Bristol-Myers Squibb Company, a Delaware corporation (the “Seller”).

W I T N E S S E T H

WHEREAS, the Purchaser and the Seller have entered into an Asset Purchase Agreement, dated as of September __, 2005 (the “Asset Purchase Agreement”), pursuant to which the Purchaser agreed to acquire from the Seller and its Affiliates the Acquired Assets (capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement), in consideration for the payment by the Purchaser of the Purchase Price and the assumption by the Purchaser of the Assumed Liabilities upon the terms and conditions hereof;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Purchaser, intending to be legally bound, does hereby undertake and agree from and after the date hereof, subject to the terms and conditions set forth in the Asset Purchase Agreement, as follows:

1. Subject to the limitations set forth in the Asset Purchase Agreement, the Purchaser, hereby absolutely and irrevocably assumes, and undertakes to be solely liable and responsible for, the liabilities and obligations underlying the Assumed Liabilities (including without limitation all obligations and covenants of Seller arising under the LEO License Agreement and LEO Supply Agreement after the Closing Date).

2. Subject to and in accordance with the Asset Purchase Agreement, the Purchaser agrees to indemnify and hold harmless the Seller and its Affiliates from any and all Losses sustained or incurred by the Seller and its Affiliates by reason of any failure of the Purchaser to pay, perform or otherwise discharge the Assumed Liabilities (including without limitation all obligations and covenants of Seller arising under the LEO License Agreement and LEO Supply Agreement after the Closing Date).

3. The Purchaser covenants and agrees with the Seller that the Purchaser will execute all such instruments and take, or cause to be taken, such actions as the Seller may reasonably request in order to more fully effectuate the assumption of the Assumed Liabilities in accordance with this Assumption Agreement and the Asset Purchase Agreement.

4. This Assumption Agreement shall be binding upon and inure solely to the benefit of the Seller and the Purchaser and their respective permitted successors and assigns subject to and in accordance with the terms of the Asset Purchase Agreement.

5. This Assumption Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of laws, other than Section 5-1401 of the New York General Obligations Law.

IN WITNESS WHEREOF, the Purchaser has caused this Assumption Agreement to be executed as of the date first written above.

WARNER CHILCOTT COMPANY, INC.

By:
Name:
Title:

2

FINAL FORM

Exhibit B

FORM OF

GENERAL ASSIGNMENT AND BILL OF SALE

THIS GENERAL ASSIGNMENT AND BILL OF SALE (this “Bill of Sale”) is made as of this      day of             ,             , from Bristol-Myers Squibb Company, a Delaware corporation (the “Seller”), to Warner Chilcott Company, Inc., a Puerto Rican corporation (the “Purchaser”).

W I T N E S S E T H

WHEREAS, the Purchaser and the Seller have entered into an Asset Purchase Agreement, dated as of September __, 2005 (the “Asset Purchase Agreement”), pursuant to which the Seller has agreed, and has agreed to cause its Affiliates, to sell, assign, transfer, convey and deliver to the Purchaser the Acquired Assets (capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Asset Purchase Agreement), in consideration for the payment by Purchaser of the Purchase Price and the assumption by the Purchaser of the Assumed Liabilities;

WHEREAS, Purchaser desires to accept the sale, assignment, transfer, conveyance and delivery of the Acquired Assets;

NOW, THEREFORE, in consideration of the payment of the Purchase Price and the assumption of the Assumed Liabilities, the receipt and sufficiency of which are hereby acknowledged by the Seller (on behalf of itself and its Affiliates), the Seller, intending to be legally bound, does hereby irrevocably sell, assign, transfer, convey and deliver to the Purchaser, its successors and assigns pursuant to and in accordance with the terms and provisions of the Asset Purchase Agreement, all of the Seller’s and its Affiliates’ right, title and interest in, to and under the Acquired Assets.

TO HAVE AND TO HOLD the Acquired Assets, together with all the rights and appurtenances thereunto in any way belonging, unto the Purchaser, its successors and assigns, forever.

PURCHASER hereby accepts the sale, assignment, transfer, conveyance and delivery of the Acquired Assets.

THIS AGREEMENT (i) is made pursuant to, and is subject to the terms of, the Asset Purchase Agreement and (ii) shall be binding upon and inure solely to the benefit of the Seller and the Purchaser and their respective permitted successors and assigns in accordance with the terms of the Asset Purchase Agreement.

At any time or from time to time after the date hereof, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such further instruments and take such other actions as Purchaser may reasonably request to make effective the transactions contemplated by the Asset Purchase Agreement and each Related Agreement.

THIS AGREEMENT shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law, other than Section 5-1401 of the New York General Obligations Law.

IN WITNESS WHEREOF, the Seller has caused this General Assignment and Bill of Sale to be executed as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

WARNER CHILCOTT COMPANY, INC.

By:
Name:
Title:

2

FINAL FORM

Exhibit C

ASSIGNMENT OF INTERNET NAMES

THIS ASSIGNMENT OF INTERNET NAMES (this “Assignment”) is made as of the      day of             ,             , by and between Bristol-Myers Squibb Company, a Delaware corporation (“Assignor”), and Warner Chilcott Company, Inc., a Puerto Rican corporation (“Assignee”).

W I T N E S S E T H

WHEREAS, Assignor is engaged in manufacturing, distributing, marketing and selling products under the trademark Dovonex® (the “Product”); and

WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement for products under the trademark Dovonex® dated as of the     th day of September, 2005 (the “Asset Purchase Agreement”), pursuant to which Assignor is selling or causing to be sold to Assignee, and Assignee is purchasing and acquiring, among other things, certain assets connected with the Product, including right, title, and interest in and to the internet names listed on Schedule I hereto (the “Internet Names”);

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, set over, and deliver to Assignee right, title and interest in and to:

(i)	the Internet Names;

(ii)	all continuations, divisions, reissues and substitutes of the Internet Names;

(iii)	all rights of enforcement and the right to damages for past infringement, misappropriation or other conflicts relating to the Internet Names; and

(iv)	all other rights relating to the Internet Names, to the extent such rights exist.

FURTHERMORE, Assignor will, at the expense of Assignee (i) execute and deliver such further instruments including, without limitation, further instruments of assignment, and (ii) take such further actions as Assignee may reasonably request in order to register this Assignment at the appropriate registries and to demonstrate Assignee’s title to the Internet Names.

FURTHERMORE, for avoidance of doubt, Assignee acknowledges and agrees that Assignor makes no representations or warranties whatsoever with respect to the Internet Names and the other assets and rights described in clauses (ii), (iii) and (iv) above (including any representations and warranties with respect to the existence, validity, enforceability, use or ownership of any such common law rights), except for those representations and warranties expressly set forth in Section 2.14 of the Asset Purchase Agreement.

This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law, other than Section 5-1401 of the New York General Obligations Law. Each of the Parties hereto hereby irrevocably and unconditionally consents to jurisdiction as set forth in Section 8.12 of the Asset Purchase Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Assignment of Internet Names for Dovonex® as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

WARNER CHILCOTT COMPANY, INC.

By:
Name:	Anthony D. Bruno
Title:

2

FINAL FORM

SCHEDULE I

ASSIGNED INTERNET NAMES

Seller does not own any DOVONEX domain names. However, LEO owns DOVONEX.COM (registered 10/29/02) and DOVONEX.US (registered 6/11/02).

Exhibit D

ASSIGNMENT OF TRADEMARKS

THIS ASSIGNMENT OF TRADEMARKS (this “Assignment”) is made as of the     th day of             , 20    , by and between Bristol-Myers Squibb Company, a Delaware corporation (“Assignor”), and Warner Chilcott Company, Inc., a Puerto Rican corporation (“Assignee”).

W I T N E S S E T H

WHEREAS, Assignor is engaged in manufacturing, distributing, marketing and selling products under the trademark Dovonex® (the “Product”); and

WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement for products under the trademark Dovonex® dated as of the     th day of September, 2005 (the “Asset Purchase Agreement”), pursuant to which Assignor is selling or causing to be sold to Assignee, and Assignee is purchasing and acquiring, among other things, certain assets connected with the Product, including right, title, and interest in and to those names and marks in the Territory (as such term is defined in the Asset Purchase Agreement), including the registrations and/or applications set forth on such Schedule I annexed hereto(collectively, the “Trademark”);

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby sell, assign, transfer, set over, and deliver to Assignee all right, title and interest in and to:

(i)	the Trademark;

(ii)	the goodwill of Seller’s business connected with the use of the Trademark;

(iii)	all rights of enforcement and the right to damages for past infringement, unfair competition or other conflicts relating to the Trademark; and

(iv)	except as limited hereto and by the Asset Purchase Agreement, all other rights, including common law rights, relating to the Trademark in the Territory to the extent such rights exist.

FURTHERMORE, Assignor will, at the expense of Assignee, (i) execute and deliver such further instruments including, without limitation, further instruments of assignment, and (ii) take such further actions as Assignee may reasonably request in order to register this Assignment at the appropriate registries and to demonstrate Assignee’s title to the Trademark or in order to prosecute any of the pending applications included in the Trademark.

FURTHERMORE, for avoidance of doubt, Assignee acknowledges and agrees that Assignor makes no representations or warranties whatsoever with respect to the Trademark and the other assets and rights described in clauses (ii), (iii) and (iv) above (including any representations and warranties with respect to the existence, validity, enforceability, use or ownership of any such common law rights), except for those representations and warranties expressly set forth in Section 2.07 of the Asset Purchase Agreement.

This Assignment shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law, other than Section 5-1401 of the New York General Obligations Law. Each of the Parties hereto hereby irrevocably and unconditionally consents to jurisdiction as set forth in Section 8.12 of the Asset Purchase Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Assignment of Trademarks for Dovonex® as of the date first written above.

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

WARNER CHILCOTT COMPANY, INC.

By:
Name:	Anthony D. Bruno
Title:

2

SCHEDULE I

ASSIGNED TRADEMARK

Dovonex Trademark:

Registration Number – 1799033

Serial Number – 74124643

Registered – October 19, 1993

Registered Owner - Westwood-Squibb Pharmaceuticals, Inc

Exhibit E

[Warner Chilcott Holdings Company III, Limited Letterhead]

(1)

January , 2006

Bristol-Myers Squibb Company

P.O. Box 4000

Route 206 at Province Line Road

Princeton, NJ 08543-4000

Dear Sir or Madam:

Warner Chilcott Holdings Company III, Limited, an exempted limited company organized under the laws of Bermuda (including its successors and permitted assigns, “WCHC”) is the owner, directly or indirectly, of all of the issued and outstanding shares and capital stock of Warner Chilcott Company, Inc., a corporation organized under the laws of Puerto Rico (including its successors and permitted assigns, “WCCI”).

WCCI represents and warrants that it has accepted and assumed, pursuant to assignment from Galen (Chemicals) Limited dated July 30, 2004, all of the rights and obligations of Galen (Chemicals) Limited under (i) the Option Agreement, effective April 1, 2003, between Bristol-Myers Squibb Company, a Delaware corporation, headquartered at 345 Park Avenue, New York, New York 10154 USA (“BMS”), and Galen (Chemicals) Limited, a corporation of the Republic of Ireland, with offices at 4 Adelaide Street, Dun Laoghaire, Co. Dublin, Republic of Ireland (“GCL”) (said Option Agreement, as it may be amended or supplemented heretofore or may be amended or supplemented in the future, the “Option Agreement”); (ii) the Copromotion Agreement, made effective May 1, 2003, between BMS and GCL (said Copromotion Agreement, as it may be amended or supplemented heretofore or may be amended or supplemented in the future, the “Copromotion Agreement”); and (iii) the Consent Agreement effective as of April 1, 2003 by and among, BMS, GCL and LEO Pharma A/S (formerly named LEO Pharmaceutical Products, Ltd.), a Danish entity, with offices at Industriparken 55, DK-2750 Ballerup, Denmark (“LEO”) (said Consent Agreement, as it may be amended or supplemented heretofore or may be amended or supplemented in the future, the “Consent Agreement”).

WCHC (i) hereby consents to the execution, delivery and performance by WCCI of that certain Asset Purchase Agreement by and between WCCI and BMS dated as of September     , 2005 (said Asset Purchase Agreement, as it may have been amended or supplemented heretofore or may be amended or supplemented in the future, the “Asset Purchase Agreement”) pursuant to which BMS has agreed, and has agreed to cause its Affiliates, to sell, assign, transfer, convey and deliver to WCCI the Acquired Assets (capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in said Asset Purchase Agreement), in consideration for the payment by WCCI of the Purchase Price and the assumption by the WCCI of the Assumed Liabilities, as more fully set forth in the Asset Purchase Agreement and the

2

Option Agreement, and (ii) hereby irrevocably and unconditionally guarantees, in favor of BMS and its Affiliates, the prompt and full performance as and when due (after giving effect to any applicable cure period or notice requirement under the Agreement) of each of the obligations of WCCI under and in accordance with each of the Asset Purchase Agreement (including its obligations under the Assumption Agreement), the Consent Agreement, and the Option Agreement (the Asset Purchase Agreement, the Option Agreement, the Consent Agreement, and the Assumption Agreement, as the same may be amended or supplemented hereafter, referred to as, collectively, as the “Agreements”). WCHC waives presentment, notice, dishonor and notice of dishonor and any other defenses available to it hereunder as a surety and agrees to be bound to such obligations as fully as if it were a co-obligor.

WCHC agrees to take such action as may be necessary to keep itself informed as to the scope and performance of such obligations and of the affairs of WCCI and its other Affiliates and agrees that BMS has no obligation (i) to notify WCHC of any matter which may increase or change its obligations hereunder as a guarantor or (ii) to assist WCHC in managing or supervising WCCI and its Affiliates unless and until WCCI is no longer an Affiliate of WCHC.

WCHC further agrees to pay all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) that may be paid or incurred by BMS or any of its Affiliates in enforcing any rights with respect to, or collecting against, WCHC under this Guarantee. WCHC hereby waives notice of acceptance of this Guarantee, and agrees that it shall not be required to consent to, or to receive any notice of, any supplement to or amendment of, or waiver or modification of the terms of, the Agreements that may be made or given as provided therein, unless and until WCCI is no longer an Affiliate of WCHC.

No failure or delay or lack of demand, notice or diligence in exercising any right under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right under this Guarantee.

This guarantee is an absolute, unconditional and continuing guarantee of payment and performance and not of collection. BMS need not exhaust or pursue any remedy or take any action in respect of the default of any obligation guaranteed hereby prior to or as a condition to proceeding directly under this Guarantee against WCHC.

In the event that this Guarantee or the Agreements (or any of them) shall be terminated, rejected or disaffirmed as a result of bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceedings with respect to WCCI, WCHC’s obligations hereunder shall continue to the same extent as if the same had not been so terminated, rejected or disaffirmed. WCHC shall and does hereby waive all rights and benefits that might, in whole or in part, relieve WCHC from the performance of its duties and obligations by reason of any proceeding as specified in the preceding sentence, and WCHC agrees that it shall be liable for all sums guaranteed, in respect of and without regard to, any modification, limitation or discharge of the liability of WCCI that may result from any such proceedings and notwithstanding any stay, injunction or other prohibition issued in any such proceedings. Furthermore, the obligation of WCHC hereunder will not be discharged by: (a) any extension or renewal with respect to any obligation of WCCI under the Agreements; (b) any modification of,

3

or amendment or supplement to, any such agreement made in accordance with the terms of such agreement; (c) any furnishing or acceptance of additional security or any release of any security; (d) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to WCCI, or any change in the structure of WCCI; (e) any change in ownership of the shares of capital stock of WCHC or WCCI, any merger or consolidation of either thereof into or with any other person or any transfer of all or substantially all of the assets of either of them to any other person; or (f) any other occurrence whatsoever, except payment in full of all amounts payable by WCCI under the Agreements and performance in full of all the obligations of WCCI in accordance with the terms and conditions of the Agreements.

WCHC hereby waives any defense to, or right to seek a discharge of, its obligations hereunder with respect to: (a) the validity, legality, regularity or enforceability of the Agreements, any of the obligations of WCCI thereunder or any collateral security therefor or guaranty or right of offset with respect thereto at any time or from time to time held by BMS or any of its Affiliates; (b) any defense, setoff or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by WCCI against BMS or any of its Affiliates; or (c) any other circumstances whatsoever (with or without notice to or knowledge of WCCI or WCHC) that constitutes, or might be construed to constitute, an equitable or legal discharge of the obligations of WCCI under the Agreements or of WCHC under this Guarantee, in bankruptcy or in any other instance.

WCHC shall not be entitled to be subrogated to any of the rights of BMS or any of its Affiliates against WCCI or any collateral, security or guaranty or right of setoff held by BMS or any of its Affiliates for the payment of the obligations of WCCI, nor shall WCHC seek or be entitled to seek any reimbursement from WCCI in respect of payments made by WCHC hereunder, until all amounts and performance owing to BMS and its Affiliates on account of the obligations of WCCI are paid and performed in full.

The obligations of WCHC hereunder shall be automatically reinstated if and to the extent that any payment by or on behalf of WCCI in respect of any of the obligations of WCCI is rescinded or must be otherwise restored by any holder of any of such obligations as a result of any proceedings in bankruptcy or reorganization or similar proceedings.

Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

For the enforcement of its obligations under this Guarantee, WCHC hereby consents, in addition to any other applicable jurisdiction and venue permitted by applicable law, to the jurisdiction and venue of the state courts for the City of New York in the State of New York and of the Federal District Court for the Southern District of New York and waives and agrees not. to assert any objection or defense it may have to such proceeding based upon improper venue, forum nonconviens, or similar grounds. WCHC agrees to accept service of process in any such proceeding by service upon WCHC or WCCI. All capitalized terms not specifically defined herein shall have the same meaning as is set forth in the Asset Purchase Agreement.

4

WCHC represents and warrants to BMS that it has the corporate power and authority to enter into this Guarantee, that all corporate and governmental approvals needed by it to enter into and to perform this Guarantee have been secured or obtained, and that this Guarantee is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, and that the execution of this Guarantee does not conflict with any agreement, undertaking, or instrument to which it is party. The undersigned represents that he or she is fully authorized to execute and deliver this Guarantee on behalf of WCHC.

THIS GUARANTY SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

WARNER CHILCOTT HOLDINGS COMPANY III, LIMITED

By:

(b) Name:
Title:

Date: January , 2006

5

Schedule 1.01(a)

UP-FRONT CASH PURCHASE PRICE

Amount payable in cash at Closing: Two Hundred Million Dollars (U.S. $200,000,000.00), subject to adjustment pursuant to Article 1 of the Asset Purchase Agreement.

6

Schedule 1.04(c)

ACCOUNT OF SELLER

The cash to be delivered at Closing pursuant to Section 1.04(c) shall be wire transferred to the following account for Bristol-Myers Squibb Company:

The bank account instructions for Bristol-Myers Squibb Company are:

ABA Number:	#021000021
Bank Name:	JPMorganChase
Bank Address:	NYC
Account Name:	Bristol-Myers Squibb Company
Account Number:	#323232914
Reference:
Amount to be wired:	$

Schedule 2.03(a)

VIOLATIONS

None.

CONSENTS OF THIRD PARTIES

The prior written consent of LEO is required for the consummation of the transactions contemplated by this Agreement and has been given in the Consent Agreement. No other consents are known to be required.

Schedule 2.03(b)

CONSENTS AND APPROVALS

None.

Schedule 2.04

FINANCIAL STATEMENTS

“Statements of Net Sales and Products Contribution” for the Products for the years ended December 31, 2002, 2003 and 2004 and for the six (6) months ended June 30, 2005:

[Attached]

Schedule 2.07(a)

INTELLECTUAL PROPERTY

A.	All registered Intellectual Property, other applications for registration of Intellectual Property:

U.S. Trademark for Dovonex®

Registration Number – 1799033

Serial Number – 74124643

Registered – October 19, 1993

Registered Owner - Westwood-Squibb Pharmaceuticals, Inc.

B.	All common law trademark and service marks used in the Business:

None.

C.	All licenses or similar agreements or arrangements to which Seller or Affiliate is a party, either as licensee or licensor, relating to the Intellectual Property:

(1) Seller is also a party to the LEO License Agreement under which Seller is licensed under LEO’s Patents and Technical Information to market and sell the Products in the Territory and under which Seller is licensed the right to use the domain names listed in Schedule 2.14. Seller is also party to the LEO Supply Agreement, under which LEO provides seller with its requirements for the Product.

(2) Option Agreement by and among BMS and Galen (Chemicals) Limited, effective April 1, 2003.

(3) Reversion Agreement dated effective April 1, 2003 by and between BMS and LEO Pharma A/S under which LEO acquired from BMS all rights to Dovobet® (i.e., any pharmaceutical preparation containing both (i) calcipotriene and (ii) the steroid betamethasone dipropionate, in all dosage forms, formulations, presentations, and line extensions.

(4) Consent Agreement by and among BMS, Galen (Chemicals) Limited, and LEO Pharma A/S effective April 1, 2003.

(5) Co-Promotion Agreement between BMS and Galen (Chemicals) Limited, dated as of May 1, 2003.

2

Schedule 2.07(b)

EXCEPTIONS TO INTELLECTUAL PROPERTY

Seller is also a party to the LEO License Agreement under which Seller is licensed under LEO’s Patents and Technical Information to market and sell the Products in the Territory. Seller is also party to the LEO Supply Agreement, under which LEO provides seller with its requirements for the Product. Seller is also a party with LEO to a Reversion of Rights Agreement for the exclusive development and commercialization by LEO of Dovobet® (i.e., any pharmaceutical preparation containing both (i) calcipotriene and (ii) the steroid betamethasone dipropionate, in all dosage forms, formulations, presentations, and line extensions). Seller is also party to an Option Agreement by and between BMS and Galen (Chemicals) Limited dated April 1, 2003.

Schedule 2.08

CONTRACTS WITH RESPECT TO THE BUSINESS

A.	Contracts that contain a covenant not to compete or covenants that in any way purport to restrict the business activity of Seller and/or its Affiliates or limit the freedom of Seller and/or its Affiliates to engage in any of the Business or to compete with any Person or otherwise restricts the rights of Seller and/or its Affiliates to use or disclose any information in its or their possession:

Seller is also a party to the LEO License Agreement under which Seller is licensed under LEO’s Patents and Technical Information to market and sell the Products in the Territory. Seller is also party to the LEO Supply Agreement, under which LEO provides seller with its requirements for the Product. These Agreements require the consent of Seller to assign any such contracts or to sublicense or assign any rights it has under those agreements. Seller is also a part to a Reversion of Rights Agreement with LEO for the exclusive development and commercialization by LEO of Dovobet®. Seller is also party to: (1) a Reversion Agreement dated effective April 1, 2003 by and between BMS and LEO Pharma A/S under which LEO acquired from BMS all rights to Dovobet® (i.e., any pharmaceutical preparation containing both (i) calcipotriene and (ii) the steroid betamethasone dipropionate, in all dosage forms, formulations, presentations, and line extensions); (2) a Consent Agreement by and among BMS, Galen (Chemicals) Limited, and LEO Pharma A/S effective April 1, 2003; (3) a Co-Promotion Agreement between BMS and Galen(Chemicals) Limited, dated as of May 1, 2003, (4) a letter agreement between BMS and Warner Chilcott PLC dated December 1, 2004, and (5) an Option Agreement by and between BMS and Galen (Chemicals) Limited dated April 1, 2003 . All of these agreements contain continuing obligations, such as indemnification obligations, reporting obligations, cooperation obligations and the like that could be interpreted as imposing or restricting the business activities or rights of Seller.

B.	Contracts as of the Agreement Date that involve payment by Seller and/or any of its Affiliates of more than $50,000 or extending for a term more than 180 days from the date of Closing (unless terminable without payment or penalty upon no more than 60 days’ notice), other than purchase orders entered into in the ordinary course of the Business consistent with past practice:

(i)	Contracts as of the Agreement Date that involve payment by Seller and/or any of its Affiliates of more than $50,000, other than purchase orders entered into in the ordinary course of the Business consistent with past practice:

1.	LEO Agreements. BMS is obligated to pay LEO substantial royalties under the LEO License Agreement, as well as payments for the supply of product by LEO under the LEO Supply Agreement. Also, see the Co-Promotion Agreement between BMS and Galen(Chemicals) Limited, dated as of May 1, 2003; the letter agreement between BMS and Warner Chilcott PLC dated December 1, 2004; and an Option Agreement by and between BMS and Galen (Chemicals) Limited effective April 1, 2003.

2. Managed Care Contracts. Currently, BMS Managed Care only has two (2) contracts that include Dovonex. It is not possible for BMS as of the Execution Date to predict with any certainty which contracts at Closing will have more than $50,000 due at or after the Closing, since (i) additional contracts may be entered into between the Execution Date and the Closing, and (ii) even for contracts that will be in force as of the Closing Date, the level of rebates or credits that will be due after Closing will depend on sales levels that cannot now be accurately predicted. Subject to the foregoing, the contracts are:

•	HealthPartners of MN (market share agreement, expired 6/30/05, pays a rebate that BMS believes will not exceed $50,000 for 2005) (includes BMS products in addition to Dovonex)

•	HealthNet (National market share agreement, expires 3/31/06 , pays a rebate that BMS believes may exceed $50,000 for 2005) (includes BMS products in addition to Dovonex)

3. Legally Required Rebates. Rebates, credits and discounts required by law such as Medicaid. With respect to Medicaid, BMS does not currently have any supplemental rebate discounts on the Product to Medicaid, other than the mandated rebates (Mandated rebates exceed $50,000).

4. Federal contracts. Dovonex is only purchased for federal use through the agreement with the Dept. of Veterans Affairs (DVA), which administers the Federal Supply Schedule. While that agreement requires BMS to pay DVA one half of one per cent of sales as an Industrial Funding Fee (IFF), the IFF is calculated on ALL products sold by BMS. BMS does not believe that that the IFF attributable to Dovonex will exceed $60,000 for calendar year 2005, but cannot predict this with certainty.

5. Triple i. BMS has a contract with Triple i as of the Execution Date to implement a samples-by-mail program that will have a value exceeding $50,000; however, this program will be completed before the end of the 2005 calendar year.

6. GPO Contracts. BMS has a GPO contract with Premier that includes Dovonex (among other products) and requires payment of an administrative fee by BMS to Premier. Although the amount of the administrative fee varies with the level of sales and cannot be accurately predicted, BMS does not expect at this time that the administrative fee for calendar year 2005 will exceed $50,000.

(ii)	Contracts as of the Agreement Date that extend for a term more than 180 days from the Agreement Date (unless terminable without payment or penalty upon no more than 60 days’ notice):

1.	LEO License Agreement

2

2.	LEO Supply Agreement

3.	Option Agreement by and between BMS and Galen (Chemicals) Limited effective April 1, 2003.

4.	Reversion Agreement dated effective April 1, 2003 by and between BMS and LEO Pharma A/S under which LEO acquired from BMS all rights to Dovobet® (i.e., any pharmaceutical preparation containing both (i) calcipotriene and (2) the steroid betamethasone dipropionate, in all dosage forms, formulations, presentations, and line extensions).

5.	Co-Promotion Agreement between BMS and Galen dated May 1, 2003, and letter agreement between BMS and Warner Chilcott PLC dated December 1, 2004.

6.	GPO contracts

•	Med Assets – contract expires 9-30-05 (includes BMS products in addition to Dovonex)

•	Premier – contract expires 6-30-06 (includes BMS products in addition to Dovonex)

•	Minnesota Multi State – contract expires 4-30-06 (includes BMS products in addition to Dovonex)

7.	Managed Health Care contracts

•	HealthNet (National market share agreement, expires 3/31/06 and includes BMS products in addition to Dovonex)

•	HealthPartners of MN (market share agreement, expired 6/30/05 and includes BMS products in addition to Dovonex)

C.	Contracts involving the obligation of Seller and/or any of its Affiliates to deliver products or services for payment of more than $50,000 or extending for a term more than 180 days from the Agreement Date (unless terminable without payment or penalty upon no more than 60 days’ notice), other than sales orders entered into in the ordinary course of the Business consistent with past practice.

1.	Managed Care Contracts. Currently, BMS Managed Care only has two (2) contracts that include Dovonex. The contracts are:

•	HealthPartners of MN (market share agreement, expired 6/30/05, pays a rebate that BMS believes will not exceed $50,000 for 2005)

•	HealthNet (National market share agreement, expires 3/31/06 , pays a rebate that BMS believes may exceed $50,000 for 2005)

3

2. Federal contracts. Dovonex is only purchased for federal use through the agreement with the Dept. of Veterans Affairs, which administers the Federal Supply Schedule. While that agreement requires BMS to pay one half of one per cent of sales as an Industrial Funding Fee (IFF), the IFF is calculated on ALL products sold by BMS. BMS does not believe that that the IFF attributable to Dovonex will exceed $60,000 for calendar year 2005, but cannot predict this with certainty.

3. Triple i. BMS has a contact with Triple i as of the Execution Date to implement a samples-by-mail program that will have a value exceeding $50,000; however, this program will be completed before the end of the 2005 calendar year.

4. GPO contracts

•	Med Assets – contract expires 9-30-05 (includes BMS products in addition to Dovonex)

•	Premier – contract expires 6-30-06 (includes BMS products in addition to Dovonex)

•	Minnesota Multi State – contract expires 4-30-06 (includes BMS products in addition to Dovonex)

5. Co-Promotion Agreement between BMS and Galen dated May 1, 2003, and letter agreement between BMS and Warner Chilcott PLC dated December 1, 2004.

D.	Contracts for the sale of any Acquired Asset (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any Acquired Asset or requiring the consent of any party to the transfer thereof or that creates a relationship with any distributor, dealer, manufacturers, representative or sales agency or that provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods:

a.	LEO License Agreement and LEO Supply Agreement.

b.	Option Agreement by and among BMS and Galen (Chemicals) Limited effective April 1, 2003; CoPromotion Agreement by and between BMS and Galen; and a letter agreement between BMS and Warner Chilcott PLC dated December 1, 2004.

c.	Reversion Agreement dated effective April 1, 2003 by and between BMS and LEO Pharma A/S under which LEO acquired from BMS all rights to Dovobet® (i.e., any pharmaceutical preparation containing both (i) calcipotriene and (2) the steroid betamethasone dipropionate, in all dosage forms, formulations, presentations, and line extensions).

d.	Rebates, credits and discounts required by law (e.g. Medicaid).

4

e.	Managed Care Contracts. Currently, BMS Managed Care only has two (2) contracts that include Dovonex. It is not possible for BMS as of the Execution Date to predict with any certainty which contracts at Closing will have more than $50,000 due at or after the Closing, since (i) additional contracts may be entered into between the Execution Date and the Closing, and (ii) even for contracts that will be in force as of the Closing Date, the level of rebates or credits that will be due after Closing will depend on sales levels that cannot now be accurately predicted. Subject to the foregoing, the contracts are:

-	HealthPartners of MN (market share agreement, expires 6/30/05, pays a Dovonex rebate that BMS believes will not exceed $50,000 for 2005)

-	HealthNet (National market share agreement, expires 3/31/06 , pays a Dovonex rebate that BMS believes may exceed $50,000 for 2005)

6.	Triple i. BMS has a contract with Triple i as of the Execution Date to implement a samples-by-mail program that will have a value exceeding $50,000; however, this program will be completed before the end of the 2005 calendar year.

7.	GPO Contracts. BMS has a GPO contract with Premier that includes Dovonex (among other products) and requires payment of an administrative fee by BMS to Premier. The amount of the administrative fee varies with the level of sales and cannot be accurately predicted.

E.	Leases, installments or conditional sale agreements, or other Contracts affecting the ownership of, leasing of, title to, use of or any other interest in any Acquired Assets (except personal property leases and installment or conditional sales agreements having a value per item or aggregate payments of less than $50,000 or extending for a term less than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 60 days’ notice)):

LEO License Agreement, LEO Supply Agreement, and the Option Agreement by and among BMS, Galen (Chemicals) Limited, and LEO Pharma A/S effective April 1, 2003.

CoPromotion Agreement by and between BMS and Galen, and letter agreement between BMS and Warner Chilcott PLC dated December 1, 2004.

Reversion Agreement dated effective April 1, 2003 by and between BMS and LEO Pharma A/S under which LEO reacquired from BMS all rights to Dovobet® (i.e., any pharmaceutical preparation containing both (i) calcipotriene and (2) the steroid betamethasone dipropionate, in all dosage forms, formulations, presentations, and line extensions.

5

Schedule 2.09(a)

EXCEPTIONS TO COMPLIANCE WITH LAW

Seller is not aware of any exceptions; provided, that Seller makes no, and disclaims all representations and warranties to the extent that any such non-compliance arises out of or in connection with (i) any acts or omissions of Purchaser in the promotion of the Product in the United States or Purchaser’s failure to perform all of its covenants, duties and obligations under the Co-Promotion Agreement between Seller and Purchaser effective as of May 1, 2003, or (ii) any use by Purchaser of any advertising or promotional materials that have not received the express written approval for use by Seller and/or by FDA (all of the foregoing of which are collectively referred to as “Actions”), regardless, in either case (i) or (ii), of whether Seller knows, knew, or did not know of Purchaser’s Actions.

Schedule 2.09(b)(i)

EXCEPTIONS TO FDA COMPLIANCE

Seller is not aware of any exceptions; provided, that Seller makes no, and disclaims all representations and warranties to the extent that any such non-compliance arises out of or in connection with (i) any acts or omissions of Purchaser in the promotion of the Product in the United States or Purchaser’s failure to perform all of its covenants, duties and obligations under the Co-Promotion Agreement between Seller and Purchaser effective as of May 1, 2003, or (ii) any use by Purchaser of any advertising or promotional materials that have not received the express written approval for use by Seller and/or by FDA (all of the foregoing of which are collectively referred to as “Actions”), regardless, in either case (i) or (ii), of whether Seller knows, knew, or did not know of Purchaser’s Actions.

Schedule 2.09(b)(ii)

FDA NOTICES SINCE JANUARY 1, 2000

None.

SCHEDULE 2.10

LITIGATION

Schedule	of Open and Closed Matters Regarding Project Dovonex

Privileged	and Confidential Attorney Work Product

as of 8/26/05

Date Received	Matter Sub-Type*	Name of Claimant	Division	Product	Accident Date	Venue/ Jurisdiction	Description of Claim

3/22/2005	Complaint	Mary Breimhurst	Westwood Squibb	Dovonex	Unknown	PA	In March 2005, Claimant’s husband reported to BMS Drug Information Center that his wife experienced an adverse advent while on Dovonex for eczema on her face, neck and chest. The medication allegedly caused severe burning, inflammation and increased spreading and darkening of the original small patches of skin. Claimant discontinued using Dovonex, began another medication, and the patches began to fade and peel. Claimant is requesting compensation for “basic losses”. BMS has not yet responded to this request.

1/23/1997	Complaint	Kachapilly, John (child of..)	Westwood Squibb	Dovonex	Unknown	IL	In June 1996, a pharmacy dispensed the wrong prescription and prescribed Dovonex Ointment in error which was used on a four month old baby. The father alleged that his daughter’s skin became dry and peeled, but healed. The father requested information pertaining to long term effects of using the product on an infant, particularly related to hair loss. BMS telephoned the claimant and left a message on the father’s answering machine. No further correspondence has taken place and this file has remained dormant.

12/3/1997	Complaint	Pruzansky, Gladys	Westwood Squibb	Dovonex	Unknown	NY	Claimant alleged that she used Dovonex for a moderate psoriasis condition and then developed a larger area of psoriasis on different parts of her body. This letter was not responded to and the file remained dormant. Since then the Statute of Limitations has expired, consequently, the file is closed.

10/8/1999	Litigation	Sidebottom, Betty	Westwood Squibb	Dovonex	Unknown	CA	Plaintiff alleged that she used Dovonex, on or about August 10, 1999 and experienced immediate rash, redness and pain in her legs, followed by scabbing, lesions and scarring necessitating hospitalization and surgery. In January 2002, BMS settled this case for $2,500, consequently, it is closed.

*	There are two category sub-types: complaint and litigation. Inquiry is the category assigned to a matter when it involves a consumer, doctor or attorney, who has written to inquire about a BMS product. This could include a request for a package insert. Complaint is the category assigned to a matter when it involves an attorney and/or consumer notifying the Company of an alleged problem with one of our products. Complaints often include a demand for money. Litigation is the category assigned when a lawsuit has been filed. The above table does not include Inquiries.

Finally, BMS has received a Civil Investigation Demand (CID) from the Massachusetts State Attorney General as part of the investigation of the pricing practices of the pharmaceutical industry. The investigation is confidential and non-public. Dovonex® is one of the drugs included in the Massachusetts CID.

2

Schedule 2.12

REGISTRATIONS

United States regulatory status:

Status Approval Date	NDC No. FDA No.	Trade Name Generic Name File Holder	Strength Package	Size Package Size

Approved 12/29/93 Supplements approved S-01 (08/15/1996) S-02 (07/13/1995) S-03 (03/20/1997) S-04 (07/07/1999) S-05 (03/11/1999) S-06 (01/11/2000) S-07 (03/23/2001) S-08 (04/28/2005)	NDA-20-273 0072-2540-03 0072-2540-06 0072-2540-10 0072-2540-12	DOVONEX Ointment (calcipotriene) BMS	0.005%. aluminum tube	30, 60*, 100 and 120* g (2 g sample)

Approved 7/22/96 Supplements approved S-01 (12/18/1998) S-03 (03/11/1999) S-04 (01/11/2000) S-05 (03/23/2001) S-06 (04/28/2005)	NDA-20554 0072-0260-03 0072-0260-06 0072-0260-10 0072-0260-12	DOVONEX Cream (calcipotriene) BMS	0.005%. aluminum tube	30, 60*, 100 and 120* g (2 g sample)

Approved 3/3/97 Supplements approved S-02 (07/31/1998) S-04 (03/11/1999) S-05 (01/11/2000) S-06 (04/28/2005)	NDA 20-611 0072-1160-06	DOVONEX Scalp Solution (calcipotriene) BMS	0.005%. plastic bottle	60* mL (8 mL sample)

*	Currently marketed trade sizes

BMS is also currently preparing a submission to FDA for a labeling change to reflect the recently completed dermal carcinogenicity study.

Schedule 2.14

WEBSITES AND DOMAIN NAMES

BMS does not own any domain names with regard to DOVONEX; rather Leo Pharmaceuticals licenses to BMS the right to use the domain names dovonex.com and dovonex.us.

4

Schedule 4.01

EXCEPTIONS TO CONDUCT OF BUSINESS IN THE ORDINARY COURSE

None.

Schedule 7.02(b)

LIMITATIONS ON SELLER’S INDEMNIFICATION OBLIGATIONS

Seller shall not be required to indemnify any Person, and shall not have any liability:

1.	under clause (i) of Section 7.02 (a) unless the aggregate of all Losses for which Seller would, but for this clause (i), be liable exceeds on a cumulative basis an amount equal to one percent (1.0%) of the Up-Front Cash Purchase Price, and then only to the extent of any such excess;

2.	under clause (i) of Section 7.02(a) for any individual items (or series of related individual items) where the Loss relating thereto is less than $25,000, in which case such items shall not be aggregated for purposes of clause (i) of this Schedule 7.02(b);

3.	under clause (i) of Section 7.02(a) in excess of an aggregate amount equal to ten percent (10.0%) of the Up-Front Cash Purchase Price; and

4.	under clause (i) of Section 7.02(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by Purchaser or any of its Affiliates.

Schedule 8.02(a)

REPRESENTATIVES

1.	The following individuals are Seller’s and its Affiliates’ representatives with primary responsibilities in their respective areas of expertise:

Suzanne Babajko: Senior Counsel, Patents

John Beecham: Senior Director, Business Development

Matthew Blischak: Senior Counsel, Patent Litigation

William Conroy: Associate Director, Regulatory Affairs

Nadine Flynn: Vice President and Senior Counsel, Trademarks and Copyrights

Michael Frino: Senior Manager, Managed Care Contract Operations

Frank Marra: Director, Pricing and Institutional Operations

Robert Mecca: Senior Manager, USPC Finance

John Mesrobian: Vice President and Senior Counsel, Business Development and Licensing

Kimberly Patton: Manager, Medicaid Operations

Scott Riley: Principal Financial Analyst, U.S. Pharmaceuticals Finance

David Silbertstein: Associate Director NOPD, Cardiovascular Regulatory

Bill Steigman: Counsel, U.S. Pharmaceuticals Marketing

Gary Wolff: Associate Director, Global Pharmacovigilance and Labeling

Robert Zirin: Manager, Pricing Administration and Customer Operations